Exhibit 2.1
EXECUTION VERSION

STOCK PURCHASE AGREEMENT
BY AND AMONG
T. MARZETTI COMPANY, AS BUYER,
FLATOUT HOLDINGS, INC., AS THE COMPANY,
THE SHAREHOLDERS OF THE COMPANY,
AS SELLERS,
AND
NCP-FLATOUT SELLER REP LLC, AS SELLERS’ REPRESENTATIVE

DATED AS OF MARCH 13, 2015

i

EXHIBITS
Exhibit A - Form of Escrow Agreement
Exhibit B - Working Capital Methodology
Exhibit C - Form of Release
Exhibit D - Form of Option Cancellation Agreement
Exhibit E - Form of Affidavit

SCHEDULES
Schedule I - Allocable Portion
Schedule II - Closing Bonuses
Company Disclosure Schedule
Sellers’ Disclosure Schedule
Buyer’s Disclosure Schedule

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is entered into as of March 13, 2015, by and among T. Marzetti Company, an Ohio corporation (“Buyer”), Flatout Holdings, Inc., a Delaware corporation (the “Company”), the Persons listed under the heading “Sellers” on Schedule I attached hereto (collectively, “Sellers”), and NCP-Flatout Seller Rep LLC, a Delaware limited liability company (“Sellers’ Representative” and, collectively with the Company, Sellers and Buyer, the “Parties,” and each, a “Party”).
RECITALS
WHEREAS, Sellers collectively own all of the issued and outstanding capital stock of the Company; and
WHEREAS, the Option Holders (as hereinafter defined) collectively hold all of the outstanding Company Options (as hereinafter defined); and
WHEREAS, this Agreement contemplates a transaction in which (i) Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the issued and outstanding capital stock of the Company in return for cash, and (ii) the Option Holders will receive a cash payment in respect of the Company Options held by them, and the Company Options will be cancelled and terminated.
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:
ARTICLE I
DEFINITIONS

Section 1.1Definitions.
“Acquisition Proposal” has the meaning set forth in Section 6.4.
“Action” means any claim, action, suit, investigation, inquiry, review or proceeding, whether civil, criminal, administrative or investigative.
“Adjustment Report” has the meaning set forth in Section 2.4(a).
“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, Taxes, Liens (other than Permitted Liens), losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses, all as adjusted under Section 11.5.
“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. Law.
“Agreement” has the meaning set forth in the preamble hereto.

“Allocable Portion” means, with respect to any Seller or Option Holder, the percentage set forth next to the name of such Person on Schedule I, which represents the percentage equal to (i) the number of shares of Common Stock owned by Seller or subject to the Company Options held by such Option Holder, respectively, in each case on a fully-diluted, as-converted basis (notwithstanding that the Series B Convertible Preferred Stock will not be converted prior to the Closing), over (ii) the aggregate number of outstanding shares of Common Stock on a fully-diluted, as-converted basis.
“Arbitrator” has the meaning set forth in Section 2.4(c).
“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.
“Base Balance Sheet” has the meaning set forth in Section 3.5.
“Basket” has the meaning set forth in Section 11.2(b).
“Business” means the business of the Company and its Subsidiaries, acting as a whole, as of the date hereof.
“Business Day” means any day other than a Saturday, Sunday or other day on which banks are obligated to close in the State of New York, State of Ohio, or in the State of Michigan.
“Buyer” has the meaning set forth in the preamble hereto.
“Buyer Indemnitees” has the meaning set forth in Section 11.2(a)(i).
“Buyer Material Adverse Effect” means a material impairment or delay of the ability of Buyer to perform its material obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
“Buyer’s Disclosure Schedule” has the meaning set forth in Article V.
“Cap” has the meaning set forth in Section 11.2(b).
“Cash” means, without duplication, (i) cash and cash equivalents (including marketable securities and short term investments) of the Company and its Subsidiaries as reflected in its general ledger calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements, plus (ii) all checks and funds received by any of the Company, its Subsidiaries or their respective banks (in respect of checks deposited or funds paid to lock-box accounts), regardless of whether cleared (which corresponding receivable shall not be included in Working Capital).
“Closing” has the meaning set forth in Section 2.3.
“Closing Bonuses” means (i) the transaction bonuses awarded pursuant to the Flatout Holdings, Inc. Exit Bonus Plan as set forth on Schedule II, which are payable upon Closing and (ii) those other transaction bonuses set forth on Schedule II, which are payable upon Closing.
“Closing Date” has the meaning set forth in Section 2.3.
“Closing Working Capital” means the Working Capital as of 11:59 p.m. on the Closing Date without giving effect to the transactions contemplated by this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock of the Company, par value $.001 per share.
“Company” has the meaning set forth in the preamble hereto.
“Company Copyrights” has the meaning set forth in Section 3.16(a)(i).
“Company Disclosure Schedule” has the meaning set forth in Article III.
“Company Intellectual Property Assets” means, collectively, all Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.
“Company Marks” has the meaning set forth in Section 3.16(a).
“Company Options” means all options to purchase shares of Common Stock granted by the Company pursuant to the Option Plan that are outstanding immediately prior to the Closing.
“Company Patents” has the meaning set forth in Section 3.16(a).
“Company Products” has the meaning set forth in Section 3.27(b).
“Company Registered Copyrights” has the meaning set forth in Section 3.16(a).
“Company Shares” means the issued and outstanding shares of Common Stock, Series A Preferred Stock and Series B Convertible Preferred Stock, which constitute all of the issued and outstanding capital stock of the Company.
“Company Trade Secrets” means, collectively, all Trade Secrets of the Company or any of its Subsidiaries used in the Business and that derive independent economic value, actual or potential, from not being generally known to or readily ascertainable through appropriate means by other Persons who might obtain economic value from their disclosure or use.
“Computer System” has the meaning set forth in Section 3.29.
“Contracts” has the meaning set forth in Section 3.17.
“Copyrights” means copyrights in both published and unpublished works, including all compilations, software programs, databases and other documentation and all copyright registrations and applications therefor and corresponding rights in works of authorship, and all derivatives, translations, adaptations and combinations of the above.
“Covered Person” has the meaning set forth in Section 6.7(a).
“DOL” has the meaning set forth in Section 3.21(a).
“Employee Benefit Plan” means each material “employee benefit plan” (within the meaning of §3(3) of ERISA), whether or not subject to ERISA, and each material employment, consulting, independent contractor, bonus, incentive, equity purchase, option or other equity-based, deferred compensation, loan, severance, termination, retention, change of control, collective bargaining or other agreement with any works council or association, profit sharing, pension, retirement, 401(k), vacation, medical or other welfare, disability, fringe benefit and any other employee or retiree benefit or compensation plan, funding mechanism, agreement, program, policy or other arrangement, whether or not subject to ERISA or written or unwritten or legally binding or not, and (i) that is maintained, sponsored or contributed to by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of the Company or its Subsidiaries, or the beneficiaries or dependents of any such individual or (ii) under which the Company or its Subsidiaries would reasonably be expected to have any material outstanding liability.
“Employment Taxes” means all employment and withholding taxes related to any payment made hereunder to any Person, which payment is subject to any Tax that is required to be deducted or withheld under the Code or any provision of U.S. federal, state, local, or foreign Tax Laws, including the employer’s share of such Taxes and any applicable state, local or foreign payroll taxes.
“Environmental Laws” means any environmental or health and safety-related Law, regulation, rule, ordinance, by-law, order, Authorization or binding decision of any Governmental Entity at the federal, state, or local level, including the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Resource Conservation and Recovery Act (RCRA), the Clean Air Act (CAA), the Clean Water Act (CWA), the Toxic Substances Control Act (TSCA), the Occupational Safety and Health Act (OSHA), and all similar state and local Law, whether existing as of the date hereof, previously enacted, or subsequently enacted or amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with the Company or its Subsidiaries, is or would have been at any date of determination occurring within the preceding six years, treated as a single employer within the meaning of Code §414.
“Escrow Agent” means Wells Fargo Bank, National Association, and any successor thereto as escrow agent under the Escrow Agreement.
“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and among Buyer, Sellers’ Representative and the Escrow Agent, in substantially the form attached hereto as Exhibit A.
“Escrow Amount” means an amount equal to $6,500,000.
“Escrow Funds” means the amount held in escrow by the Escrow Agent from time to time.
“Estimated Cash” has the meaning set forth in Section 2.2(a)(iii).
“Estimated Indebtedness Amount” has the meaning set forth in Section 2.2(a)(i).
“Estimated Purchase Price” has the meaning set forth in Section 2.1(a).
“Estimated Transaction Expenses” has the meaning set forth in Section 2.2(a)(ii).
“Estimated Working Capital” has the meaning set forth in Section 2.2(a)(iv).
“Estimated Working Capital Overage” means:

A.
if the Estimated Working Capital exceeds the Target Working Capital by an amount that is less than or equal to the Working Capital Collar, then the Estimated Working Capital Overage shall be equal to zero; and

B.
if the Estimated Working Capital exceeds the Target Working Capital by an amount that is greater than the Working Capital Collar, then the Estimated Working Capital Overage shall be an amount equal to such excess.

“Estimated Working Capital Underage” means:

A.
if the Target Working Capital exceeds the Estimated Working Capital by an amount that is less than or equal to the Working Capital Collar, then the Estimated Working Capital Underage shall be equal to zero; and

B.
if the Target Working Capital exceeds the Estimated Working Capital by an amount that is greater than the Working Capital Collar, then the Estimated Working Capital Underage shall be an amount equal to such excess.

“Exercise Price” means, with respect to each Company Option, the amount (in cash) that the Option Holder holding such Company Option would be required to pay to exercise such Company Option in full.
“FDA” has the meaning set forth in Section 3.27(a).
“Final Cash” means (i) Cash as of 11:59 p.m. (New York time) on the Closing Date, without giving effect to the transactions contemplated by this Agreement (including without limitation the aggregate cash payments made by the Company to Option Holders on or prior to the Closing pursuant to Section 2.5(a)(i)), as set forth in the Adjustment Report, if Sellers’ Representative accepts the Adjustment Report as delivered or does not timely deliver an Objection Notice, or (ii) Cash as of 11:59 p.m. (New York time) on the Closing Date, without giving effect to the transactions contemplated by this Agreement (including without limitation the aggregate cash payments made by the Company to Option Holders on or prior to the Closing pursuant to Section 2.5(a)(i)), determined pursuant to Section 2.4(c), if Sellers’ Representative timely delivers an Objection Notice.
“Final Indebtedness” means (i) Indebtedness as of the Closing, without giving effect to the transactions contemplated by this Agreement, as set forth in the Adjustment Report, if Sellers’ Representative accepts the Adjustment Report as delivered or does not timely deliver an Objection Notice, or (ii) Indebtedness as of the Closing, without giving effect to the transactions contemplated by this Agreement, determined pursuant to Section 2.4(c), if Sellers’ Representative timely delivers an Objection Notice.
“Final Purchase Price” shall have the meaning set forth in Section 2.4(e).
“Final Transaction Expenses” means (i) Transaction Expenses as of the Closing as set forth in the Adjustment Report, if Sellers’ Representative accepts the Adjustment Report as delivered or does not timely deliver an Objection Notice, or (ii) Transaction Expenses as of the Closing determined pursuant to Section 2.4(c), if Sellers’ Representative timely delivers an Objection Notice.
“Final Working Capital” means (i) Working Capital as of 11:59 p.m. (New York time) on the Closing Date, without giving effect to the transactions contemplated by this Agreement, as set forth in the Adjustment Report if Sellers’ Representative accepts the Adjustment Report as delivered or does not timely deliver an Objection Notice, or (ii) Working Capital as of 11:59 p.m. (New York time) on the Closing Date, without giving effect to the transactions contemplated by this Agreement, determined pursuant to Section 2.4(c), if Sellers’ Representative timely delivers an Objection Notice.
“Final Working Capital Adjustment” means a negative or positive adjustment equal to the amount, if any, by which the Final Working Capital is less than $3,900,000 or greater than $4,100,000; provided, however, that such amount shall be further adjusted by the amount, if any, of the Estimated Working Capital Overage or Underage. Examples of the Final Working Capital Adjustment are provided within Exhibit B. For clarity, the values of $3,900,000 and $4,100,000 set forth herein represent the sum of the Target Working Capital, plus or minus the Working Capital Collar.
“Financial Statements” has the meaning set forth in Section 3.5.
“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, court, bureau, official or other regulatory, administrative or judicial authority thereof.
“Indebtedness” means, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iii) obligations under any interest rate, currency or other hedging agreement, (iv) obligations under any performance bond, bankers’ acceptance or note purchase facility, or letter of credit, (v) obligations to pay the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business and included as a current liability in the calculation of Final Working Capital), (vi) liability for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP, (vii) any declared, but unpaid, dividends or distributions, or (viii) guarantees with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (i) through (vii) above, and (ix) for clauses (i) through (viii) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayment or discharge of such indebtedness.
“Indemnified Party” has the meaning set forth in Section 11.4(a).
“Indemnifying Party” has the meaning set forth in Section 11.4(a)
“Intellectual Property Assets” means, collectively, all Patents, Copyrights, Marks and Trade Secrets.
“IRCA” has the meaning set forth in Section 3.20(b).
“IRS” has the meaning set forth in Section 3.21(a).
“Judgment” means any order, writ, judgment, injunction, decree, ruling or arbitration award entered by or with any Governmental Entity.
“Knowledge of the Company” means the actual knowledge of each of Stacey Marsh, Mike Marsh, Kathy Capelli and, solely with respect to the representations and warranties set forth in Section 3.24(a), Kevin Clark, in each case, after reasonable inquiry.

“Largest Customer” means the customer constituting the largest amount of gross sales of the Company and its Subsidiaries during fiscal year 2014, as set forth on Section 3.24(a) of the Company Disclosure Schedule.
“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Entity.
“Liabilities” has the meaning set forth in Section 3.8.
“Lien” means any mortgage, pledge, lien, encumbrance, tenancy, lease, license, restriction, covenant, easement, charge or other security interest.
“Management Agreement” means the Consulting Agreement, dated as of January 29, 2010, by and among Flatout, Inc., the Company and North Castle Partners, L.L.C.
“Marks” means registered and unregistered trademarks and service marks and related registrations and applications for registration, trade names, trade dress, logos, product configurations, packaging designs, slogans, internet domain names and social media sites and user names that are used or held for use by the Company or any of its Subsidiaries to designate it as a source of goods or services offered or intended to be offered by the Company or any of its Subsidiaries.
“Marsh Employment Agreements” means, collectively, (i) that certain Employment Agreement, dated as of the date hereof, by and between Flatout, Inc. and Stacey Marsh; and (ii) that certain Employment Agreement, dated as of the date hereof, by and between Flatout, Inc. and Michael Marsh.
“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business, assets, Liabilities, or financial condition of the Business; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any change or effect arising from or relating to (i) general business or economic conditions generally affecting the industries in which the Company or any of its Subsidiaries operates; (ii) acts of God, natural disasters, or national or international political or social conditions, including riots, insurrections, the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country or upon any military installation, equipment or personnel of the United States; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price or credit rating of any security or any market index); (iv) changes in GAAP or accounting principles (or interpretations thereof); (v) changes in Laws (or interpretations thereof), orders, or other binding directives issued by any Governmental Entity; (vi) the entry into, or announcement of, this Agreement (including any action or inaction by the customers, partners or suppliers of the Company or any of its Subsidiaries) or the pendency or consummation of the transactions contemplated by this Agreement; (vii) disclosure that Buyer is the prospective acquirer of the Company or any communication by Buyer regarding plans or intentions of Buyer with respect to the Business or its employees; or (viii) the taking of any action by the Company or any of its Subsidiaries contemplated by this Agreement or the other Transaction Documents, or any action taken, or failure to take action, to which Buyer has consented, or actions or omissions of Buyer or its Affiliates; (b) any adverse change in or effect on the Business that is cured before the Closing; and (c) the matters set forth in the Company Disclosure Schedule or the Sellers’ Disclosure Schedule; provided, further however, that any event, change or action referred to in the foregoing clauses (a)(i) through (v) may be taken into account in determining whether or not there has been or will be a “Material Adverse Effect” or “Material Adverse Change” to the extent, but only to the extent, that the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby relative to other companies in the industries and markets in which the Company and its Subsidiaries operate.
“Material Contracts” has the meaning set forth in Section 3.17.
“Minor Claim” has the meaning set forth in Section 11.2(b).
“Objection Notice” has the meaning set forth in Section 2.4(b).
“Option Cancellation Agreement” has the meaning set forth Section 2.6(b)(xii).
“Option Cancellation Payment” has the meaning set forth Section 2.5(a).
“Option Holder” means any holder of Company Options.
“Option Plan” means the Flatout Holdings, Inc. Stock Incentive Plan.
“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.
“Organizational Document” has the meaning set forth in Section 6.7(a).
“Parties” has the meaning set forth in the preamble hereto.
“Patents” means domestic and foreign patents, patent applications and patent rights, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions and reexaminations thereof.
“Payoff Letters” has the meaning set forth in Section 2.6(b)(v).
“PBGC” has the meaning set forth in Section 3.21(a).
“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments which are not yet due and payable, or which are being contested in appropriate proceedings and for which sufficient cash reserves have been established, (b) purchase money Liens and Liens securing rental payments under lease arrangements and statutory Liens of landlords, (c) Liens in favor of carriers, warehousemen, mechanics and materialmen and other similar Persons, and Liens to secure claims for labor, materials or supplies and other similar Liens, (d) restrictions on transfer of securities imposed by applicable federal, state or foreign Laws or pursuant to the Stockholders’ Agreement, (e) covenants, conditions, restrictions, easements and other similar matters of record affecting title to any real property leased or owned by the Company which do not materially impair the occupancy or use of such real property leased or owned by the Company for the purposes for which it is currently used or proposed to be used in connection with the Company’s business, (f) Liens set forth on Section 1.1 of the Company Disclosure Schedule and (g) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Entity.
“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date.
“Pre-Closing Statement” has the meaning set forth in Section 2.2(a).

“Post-Closing Period” means any taxable period beginning after the Closing Date.
“Purchase Price” has the meaning set forth in Section 2.2(d).
“Records” has the meaning set forth in Section 6.2.
“Registered Copyrights” means Copyrights that are registered with, or with respect to which applications for registrations have been filed in, the U.S. Copyright Office or in any similar office or agency anywhere in the world.
“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of January 29, 2010, by and among the Company and the stockholders of the Company party thereto.
“Releases” has the meaning set forth in Section 2.6(b)(vi).
“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, financial advisors, legal counsel, accountants, consultants, and other representatives and agents.
“Reserve Account” has the meaning set forth in Section 10.4(a).
“Reserve Termination Date” has the meaning set forth in Section 10.4(a).
“Restricted Business” means the business of manufacturing, marketing, distributing and selling flatbreads and pizza crusts.
“Restricted Period” has the meaning set forth in Section 6.14(a).
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Sellers” has the meaning set forth in the preamble hereto.
“Sellers’ Disclosure Schedule” has the meaning set forth in Article IV.
“Sellers’ Representative” has the meaning set forth in the preamble hereto.
“Sellers’ Retained Privileged Communication” has the meaning set forth in Section 12.13(a).
“Series A Liquidation Preference” means an amount equal to the “Series A Liquidation Preference” as defined in and determined in accordance with the Certificate of Incorporation of the Company as in effect on the date hereof.
“Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $.001 per share.
“Series B Convertible Preferred Stock” means the Series B Convertible Preferred Stock of the Company, par value $.001 per share.
“Significant Customer” has the meaning set forth in Section 3.24(a).

“Significant Sellers” means NCP-Flatout, L.P.; North Castle Partners 2007, L.P.; 2006 Irrevocable Trust F/B/O Madison Michaelina Marsh; 2006 Irrevocable Trust F/B/O Megan Laurette Marsh; Stacey L. Marsh Revocable Trust U/T/A Dated January 23, 2008, As Amended; Bugaboo Too, LLC; Michael E. Marsh Revocable Trust U/T/A Dated January 23, 2008, As Amended; and Stacey L. Marsh 2012 Spousal Access Irrevocable Trust U/T/D December 17, 2012.
“Significant Supplier” has the meaning set forth in Section 3.25.
“Special Buyer Representations” has the meaning set forth in Section 11.1.
“Special Sellers’ Representations” has the meaning set forth in Section 11.1.
“Stockholders’ Agreement” means that certain Stockholders’ Agreement, dated as of January 29, 2010, by and among the Company and the stockholders of the Company party thereto.
“Straddle Period” has the meaning set forth in Section 6.11(a)(i).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Target Working Capital” means an amount equal to $4,000,000.
“Tax” means any federal, state, local, or foreign income, gross receipts, commercial activity, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments, levies, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or Affiliated Group, or (b) a contractual obligation to indemnify any Person.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Date” has the meaning set forth in Section 9.1(b)(i).
“Territory” means the continent of North America.
“Third Party Claim” has the meaning set forth in Section 11.4(a).

“Title Company” has the meaning set forth in Section 7.7.
“Title Insurance” has the meaning set forth in Section 7.7.
“Trade Secrets” means know-how, trade secrets, confidential or proprietary information (whether or not patentable), research in progress, recipes, data, designs, manufacturing and production processes and techniques, testing information, research and development information, formulae, compositions, inventor’s notes, inventions, invention disclosures, discoveries and improvements, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information, drawings, schematics, blueprints, flow charts and strategies.
“Transaction Documents” means this Agreement, the Escrow Agreement, the Releases, and the other agreements, certificates, documents and instruments contemplated hereby or executed in connection herewith.
“Transaction Expenses” means all fees, costs and expenses incurred by or on behalf of Sellers, the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or payable by Sellers, the Company or any of its Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement, in each case, owing as of immediately prior to, or as a result of, the Closing, including (a) the fees, costs and expenses of counsel, accountants and financial advisors in connection with the transactions contemplated by this Agreement; (b) all costs and expenses, including any premiums, incurred in connection with obtaining the tail insurance policy described in Section 6.7(c); and (c) any payments required to be made to any officer, director, or employee of Sellers, the Company or any of its Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement (and not as a result of any subsequent action(s) taken by Buyer in its operation of the Business following the Closing), including any change of control payments, the Closing Bonuses, stay bonuses or similar obligations. For the avoidance of doubt, Transaction Expenses shall exclude all Option Cancellation Payments.
“Working Capital” has the meaning set forth in Exhibit B and shall be calculated as set forth in Exhibit B.
“Working Capital Collar” shall be an amount equal to $100,000.
“Working Capital Principles” means the methodology for calculating Working Capital set forth on Exhibit B. For the avoidance of doubt, Working Capital shall be calculated in accordance with GAAP applied consistently with the past accounting practices of the Company, except to the extent that the Working Capital calculation set forth on Exhibit B provides otherwise.

Section 1.2    Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or where the context otherwise requires:
(a)when a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference is to an Article or Section of, or an Annex, Exhibit or Schedule to this Agreement unless otherwise indicated;
(b)the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(e)all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
(f)the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(g)references to a Person are also to its successors and permitted assigns; and
(h)the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II
PURCHASE AND SALE OF THE COMPANY SHARES
Section 2.1    Purchase and Sale of Company Shares; Estimated Purchase Price. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell to Buyer, the Company Shares, free and clear of all Liens, for the consideration specified below in this Article II.
(a)The “Estimated Purchase Price” shall be equal to:
(i)$92,000,000;
(ii)plus the sum of:
(A)Estimated Cash, and
(B)the Estimated Working Capital Overage, if any; and
(iii)minus the sum of:
(A)the Estimated Working Capital Underage, if any;
(B)the Estimated Indebtedness Amount; and
(C)the amount of the Estimated Transaction Expenses.

Section 2.2    Pre-Closing Statement; Payment for Company Shares.
(a)    At least three (3) Business Days prior to Closing, but no more than five (5) Business Days prior to Closing, the Sellers’ Representative will deliver to Buyer a certificate (the “Pre-Closing Statement”), setting forth a reasonable, good faith estimate of:
(i)the amount of Indebtedness as of Closing, without giving effect to the transactions contemplated by this Agreement (the “Estimated Indebtedness Amount”);
(ii)the amount of Transaction Expenses as of Closing (the “Estimated Transaction Expenses”);

(iii)the amount of Cash as of 11:59 p.m. (New York time) on the Closing Date, without giving effect to the transactions contemplated by this Agreement (including without limitation the aggregate cash payments made by the Company to Option Holders on or prior to the Closing pursuant to Section 2.5(a)(i)) (the “Estimated Cash”);
(iv)Working Capital (the “Estimated Working Capital”) and the resulting Estimated Working Capital Overage or Estimated Working Capital Underage, as of 11:59 p.m. (New York time) on the Closing Date, without giving effect to the transactions contemplated by this Agreement; and
(v)the resulting calculation of the Estimated Purchase Price.
Sellers’ Representative shall also set forth the amount of the Series A Liquidation Preference in the Pre-Closing Statement and each Seller agrees and acknowledges that such Series A Liquidation Preference calculation shall be binding on such Seller. Sellers’ Representative shall also deliver with the Pre-Closing Statement reasonable supporting detail to support the calculations set forth in the Pre-Closing Statement.
(b)    The Pre-Closing Statement shall be prepared in accordance with GAAP applied consistently with the past accounting practices used in the preparation of the Financial Statements, except to the extent that, with respect to Estimated Working Capital, the Working Capital Principles provide otherwise.
(c)    At the Closing, as consideration for the purchase of the Company Shares, Buyer shall pay or shall cause the Company to pay the Estimated Purchase Price, the Transaction Expenses and the Indebtedness, as follows:
(i)the Escrow Amount shall be deposited with the Escrow Agent to be held in escrow pursuant to the terms of this Agreement and the Escrow Agreement;
(ii)$250,000 shall be paid to the Reserve Account;
(iii)the Transaction Expenses (other than Closing Bonuses) shall be paid as directed in writing by Sellers’ Representative;
(iv)to the extent not previously paid, the Closing Bonuses shall be payable by the Company to the persons and in the amounts set forth on Schedule II, on the Closing Date through the Company’s payroll;
(v)the Indebtedness of the Company shall be paid as set forth in the Payoff Letters, in accordance with the wire transfer instructions set forth in the Payoff Letters;
(vi)the Series A Liquidation Preference shall be paid to Sellers’ Representative by wire transfer of immediately available funds in the amounts and to the accounts designated in writing by Sellers’ Representative, for distribution by Sellers’ Representative to each Seller holding shares of Series A Preferred Stock on a pro rata basis determined by the number of shares of Series A Preferred Stock held by each such Seller; and
(vii)(A) each Seller’s Allocable Portion of (x) the balance of the Estimated Purchase Price (after taking into account subsections (i), (ii) and (vi) above) plus (y) the aggregate Exercise Price of all Company Options assuming exercise thereof immediately prior to the Closing Date shall be paid to Sellers’ Representative by wire transfer of immediately available funds in the amounts and to the accounts designated in writing by Sellers’ Representative, for distribution to each such Seller, and (B) to the extent not previously paid, each Option Holder’s Allocable Portion of the balance of the Estimated Purchase Price (after taking into account subsections (i), (ii) and (vi) above) shall be determined and paid pursuant to Section 2.5.
(d)    Following the Closing, the Estimated Purchase Price shall be subject to adjustment as provided in Section 2.4(e) (the Estimated Purchase Price, so adjusted, the “Purchase Price”). In no event will Buyer or the Company have any responsibility or liability for the allocation or distribution of the Purchase Price, the Estimated Purchase Price, the Reserve Account funds or other any allocation or distribution among the Sellers by the Sellers’ Representative under this Agreement, and neither Buyer nor the Company shall be responsible or liable for determining the allocation of the Closing Bonuses to those Persons listed in Schedule II.

Section 2.3    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via electronic exchange of executed PDF documents at 10:00 a.m., New York City time, on the third Business Day after (but not including) the date that all of the conditions to the Closing set forth in Articles VII and VIII (other than those conditions that, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions on the Closing Date) shall have been satisfied or waived by the party entitled to waive the same, or at such other place, time and date as shall be agreed between Buyer and the Sellers’ Representative; provided that Buyer shall have no obligation to cause the Closing to occur prior to April 1, 2015 unless otherwise agreed to in writing by Buyer and Sellers’ Representative. The date on which the Closing takes place is referred to in this Agreement as the “Closing Date.” The Closing shall be deemed to be effective as of 11:59 p.m. on the Closing Date.

Section 2.4    Post-Closing Purchase Price Adjustment.
(a)Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a report (the “Adjustment Report”) showing in reasonable detail Buyer’s computation of (i) the amount of Indebtedness as of Closing, without giving effect to the transactions contemplated by this Agreement, (ii) the amount of Transaction Expenses as of Closing, (iii) the amount of Cash as of 11:59 p.m. (New York time) on the Closing Date and without giving effect to the transactions contemplated by this Agreement, and (iv) Final Working Capital (and the resulting Final Working Capital Adjustment) as of 11:59 p.m. (New York time) on the Closing Date and without giving effect to the transactions contemplated by this Agreement, which Adjustment Report shall be prepared in accordance with GAAP on a consistent basis with that used in the preparation of the Financial Statements, except to the extent that, with respect to Final Working Capital, the Working Capital Principles provide otherwise. The Adjustment Report shall not be amended after it has been delivered to Sellers’ Representative.
(b)Within thirty (30) days after its receipt of the Adjustment Report, Sellers’ Representative, by written notice to Buyer, may object to the computation of Indebtedness, Transaction Expenses, Cash or Final Working Capital (and the resulting Final Working Capital Adjustment) as set forth in the Adjustment Report, setting forth in such notice (the “Objection Notice”) Sellers’ Representative’s objection in reasonable detail to Buyer’s calculation and Sellers’ Representative’s proposal with respect to the calculation of (i) the amount of Indebtedness as of Closing, without giving effect to the transactions contemplated by this Agreement, (ii) the amount of Transaction Expenses as of Closing, (iii) the amount of Cash as of 11:59 p.m. (New York time) on the Closing Date and without giving effect to the transactions contemplated by this Agreement, and (iv) Final Working Capital (and the resulting Final Adjustment) as of 11:59 p.m. (New York time) on the Closing Date and without giving effect to the transactions contemplated by this Agreement. If Sellers’ Representative fails to deliver the Objection Notice before the expiration of the 30 day period following its receipt of the Adjustment Report, the Adjustment Report and all of the calculations set forth in the Adjustment Report shall be deemed to have been accepted by Sellers’ Representative.

(c)Within twenty (20) days following timely delivery of the Objection Notice, Sellers’ Representative and Buyer shall attempt, in good faith, to resolve all disputes between them concerning any matter set forth in the Objection Notice. If Buyer and Sellers’ Representative cannot resolve such disputes within such twenty (20)-day period, then (i) the matters in dispute shall be determined by McGladrey LLP or, if McGladrey LLP is unavailable, another independent accounting firm mutually agreed upon in good faith by Sellers’ Representative and Buyer (the “Arbitrator”), and (ii) the Arbitrator shall be engaged by Sellers’ Representative and Buyer within five (5) days after the later to occur of the expiration of such twenty (20)-day period and receipt of written notice from either Sellers’ Representative or Buyer to the other of its desire to engage the Arbitrator. The Parties shall submit to the Arbitrator for review and resolution all matters (but only such matters) that are set forth in the Objection Notice which remain in dispute. The Parties shall instruct the Arbitrator that, in resolving the items in the Objection Notice that are still in dispute, the Arbitrator shall: (x) render a final resolution in writing to the Parties promptly after its appointment, and in any event not later than thirty (30) days after acceptance of the date of its appointment, which final resolution shall (i) be based solely on presentations and written submissions by Sellers’ Representative and Buyer to the Arbitrator, and not by independent review, (ii) set forth in reasonable detail the basis for the Arbitrator’s final determination and (iii) be final, conclusive, non-appealable and binding on the Parties with respect to the items in the Objection Notice that were submitted to the Arbitrator for review and resolution, and (y) in determining each disputed item, the Arbitrator may not assign a value to such item greater than the greatest value for such item claimed by either Buyer or Sellers’ Representative or less than the lowest value for such item claimed by either Buyer or Sellers’ Representative. For the purposes of the Arbitrator’s calculations, (A) the amounts to be included shall be the amounts from the Adjustment Report as to items that are not in dispute, and the amounts determined by the Arbitrator as to items from the Objection Notice that are submitted for resolution by the Arbitrator, and (B) the Arbitrator’s calculations shall be prepared in accordance with GAAP applied consistently with the past accounting practices used in the preparation of the Financial Statements, except to the extent that, with respect to Final Working Capital, the Working Capital Principles provide otherwise. Sellers’ Representative and Buyer shall cooperate with the Arbitrator in making its determination and such determination shall be conclusive and binding upon the Parties. The fees and disbursements of the Arbitrator shall be paid by Buyer, on the one hand, and Sellers, on the other hand, on an inversely proportional basis, based upon the relative difference between the amounts in dispute that have been submitted to the Arbitrator and the Arbitrator’s final calculations. Solely by way of example, if Buyer claims in the Adjustment Report that Final Working Capital is $1,000,000, Sellers’ Representative claims in the Objection Notice that Final Working Capital is $1,500,000, and the Arbitrator determines that Final Working Capital is $1,100,000, then Buyer shall pay 20% of the Arbitrator’s fees and disbursements and Sellers shall pay 80% of the Arbitrator’s fees and disbursements. Buyer and Sellers shall each pay their own fees and expenses related to such determination.
(d)Buyer will make the work papers (including the work papers of its independent accountants and of the Company’s independent accountants) and back up materials used in preparing the Adjustment Report and the books, records and financial staff of the Company and its Subsidiaries available to Sellers’ Representative and its accountants and other Representatives at reasonable times and upon reasonable notice at any time during (i) the review by Sellers’ Representative of the Adjustment Report, and (ii) the period when any disputes concerning any matter set forth in the Objection Notice remain unresolved.
(e)If Sellers’ Representative does not deliver an Objection Notice within the thirty (30)-day period referred to above, then Sellers’ Representative shall be deemed to have accepted the calculation of Final Working Capital, Final Cash, Final Indebtedness and Final Transaction Expenses, in each case, as of the Closing, as set forth in the Adjustment Report. Following the determination, in accordance with Section 2.4(c), of Final Working Capital, Final Cash, Final Indebtedness and Final Transaction Expenses, the Estimated Purchase Price shall be recalculated substituting Final Cash for Estimated Cash, Final Indebtedness

for Estimated Indebtedness and Final Transaction Expenses for Estimated Transaction Expenses, and adjusting for the Final Working Capital Adjustment (the resulting calculation shall be referred to herein as the “Final Purchase Price”) and if (A) the Final Purchase Price is greater than the Estimated Purchase Price, then such difference shall be paid in accordance with Section 2.4(f), or (B) the Estimated Purchase Price is greater than the Final Purchase Price, then such difference shall be paid in accordance with Section 2.4(g).
(f)If, as a result of the adjustments set forth in Section 2.4(e), the Final Purchase Price exceeds the Estimated Purchase Price, then, within ten (10) days after the Final Purchase Price is finally determined, Buyer shall (i) pay to Sellers’ Representative, for distribution to each Seller, such Seller’s Allocable Portion of the amount of such excess, by wire transfer of immediately available funds in the amounts and to the accounts designated in writing by Sellers’ Representative, and (ii) deposit with the Company, for payment through payroll to each Option Holder, such Option Holder’s Allocable Portion of the amount of such excess, by direct deposit in the amounts (before reduction for any applicable Taxes) designated in writing by Seller’s Representative. If the payment provided for in this Section 2.4(f) is not paid by Buyer when due, Sellers’ Representative may proceed against Buyer for payment, in which event Buyer shall be liable for all costs and expenses of collection, including reasonable attorneys’ fees and expenses.
(g)If, as a result of the adjustments set forth in Section 2.4(e), the Final Purchase Price is less than the Estimated Purchase Price, then, within ten (10) days after the Final Purchase Price is determined, Sellers’ Representative and Buyer shall cause such difference to be paid to Buyer by executing and delivering to the Escrow Agent a joint written instruction as required by the Escrow Agreement directing the Escrow Agent to disburse such amount from the Escrow Funds to Buyer. If the payment provided for in this Section 2.4(g) is not made when due as a result of the failure of Sellers’ Representative to timely execute such joint written instruction, then Buyer may proceed against Sellers’ Representative for payment, in which event Sellers’ Representative shall be liable for all costs and expenses of collection, including reasonable attorneys’ fees and expenses.
(h)    Any payments made pursuant to this Section 2.4 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law. Buyer and the Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law, provided, that, no deduction or withholding shall made if the Sellers deliver the documents contemplated by Sections 2.6(b)(ix) and (x). If Buyer or the Company, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers.

Section 2.5    Cancellation of Company Options.
(a)At the Closing, by virtue of the Closing and without any action on the part of the Company or any Option Holder, each Company Option shall be cancelled and each Option Holder shall have the right to receive from the Company in exchange for such cancellation the following (each an “Option Cancellation Payment”), and the Option Plan shall be terminated:
(i)an amount equal to (A) such Option Holder’s Allocable Portion of the sum of (x) the balance of the Estimated Purchase Price as contemplated by Section 2.2(c)(vii) and (y) the aggregate Exercise Price of all Company Options assuming exercise thereof immediately prior to the Closing Date; minus (B) the full amount (not the Allocable Portion) of the aggregate Exercise Price for such Option Holder’s Options, which shall be paid at the Closing in accordance with Section 2.5(b);

(ii)such Option Holder’s Allocable Portion of any applicable adjustments pursuant to Section 2.4(f), which shall be paid in accordance with Section 2.4(f);
(iii)such Option Holder’s Allocable Portion of the Escrow Funds, if any, available for distribution to Sellers pursuant to the Escrow Agreement, which shall be paid in accordance with the Escrow Agreement and this Agreement;
(iv)such Option Holder’s Allocable Portion of the Reserve Account, if any, available for distribution by Sellers’ Representative to Sellers pursuant to Section 10.4; and
(v)such Option Holder’s Allocable Portion of any applicable payments pursuant to Section 6.11(c), which shall be paid in accordance with Section 6.11(c).
(b)To the extent not previously paid, Buyer shall cause the Company to pay to each Option Holder at the Closing such Option Holder’s Option Cancellation Payment made pursuant to Section 2.5(a)(i) in a single lump sum through the Company’s payroll system and deduct and withhold, or cause to be deducted or withheld, from any portion of the Option Cancellation Payment made hereunder, such amounts as are required to be deducted and withheld under the Code, or any provision of applicable U.S. federal, state, local or foreign Tax Laws, including the employee’s share of FICA Taxes and any applicable state, local or foreign payroll Taxes normally imposed on an employee with respect to compensation (but excluding any employer’s share). To the extent that such amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Option Holders in respect of which such deduction and withholding was made.

Section 2.6    Additional Deliveries To Be Effected at the Closing. At the Closing:
(a)Buyer shall deliver to the Sellers’ Representative the Escrow Agreement, duly executed by Buyer and the Escrow Agent.
(b)The Sellers or the Company, as applicable, shall deliver to Buyer:
(i)Stock certificates representing the Company Shares, duly endorsed by the applicable Seller for transfer or with attached stock powers duly executed by the applicable Seller.
(ii)A good standing certificate (or equivalent document) for the Company and each of its Subsidiaries issued by the secretary of state of such Person’s jurisdiction of incorporation or formation, as applicable, as of a date within twenty (20) days of the Closing Date.
(iii)A copy of the certificate of incorporation (or equivalent document) for the Company and each of its Subsidiaries certified by the secretary of state of such Person’s jurisdiction of incorporation or formation, as applicable, as of a date within twenty (20) days of the Closing Date.
(iv)The original corporate or company record books and stock transfer records of the Company and each of its Subsidiaries.
(v)Executed payoff letters from the holders of Indebtedness listed on Section 3.9 of the Company Disclosure Schedule that (A) contain customary terms, (B) reflect the amounts required in order to pay in full all obligations related to such Indebtedness as of the Closing and (C) provide that, upon payment in full of the amounts indicated, all such Indebtedness shall be satisfied in full and any Liens with respect to the assets of the Company or its Subsidiaries and all agreements and obligations relating to such Indebtedness shall be terminated, released and of no further force and effect (the “Payoff Letters”).
(vi)Releases, in substantially the form attached hereto as Exhibit C (the “Releases”), duly executed by each of the Sellers.
(vii)Evidence reasonably satisfactory to Buyer that the Registration Rights Agreement and Stockholders’ Agreement have been terminated.
(viii)Evidence reasonably satisfactory to Buyer that the Management Agreement has been terminated.
(ix)(i) A certification, dated as of the Closing Date, signed by an officer of the Company to the effect that the Company Shares are not “United States real property interests” within the meaning of Section 897 of the Code; and (ii) an executed notice to the Internal Revenue Service (in each case, as contemplated by Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)).
(x)An IRS Form W-9, duly completed and executed by each of the Sellers.
(xi)Copies of all approvals, authorizations and consents set forth in Section 2.6(b)(xi) of the Company Disclosure Schedule.
(xii)Option Cancellation Agreements, in substantially the form attached hereto as Exhibit D, duly executed by each of the Option Holders (the “Option Cancellation Agreements”);
(xiii)The executed resignations of the directors or officers pursuant to Section 6.5.
(xiv)The Escrow Agreement, duly executed by the Sellers’ Representative and the Escrow Agent.
(xv)Evidence of the duly executed documentation proper and necessary to terminate the Flatout, Inc. Safe Harbor 401(k) Plan, with the actual effective date of such termination to be no later than immediately prior to the Closing.
ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Company represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement, except as set forth in the Company’s Disclosure Schedule accompanying this Agreement (collectively, the “Company Disclosure Schedule”). The exceptions and responses set forth in the Company Disclosure Schedules will qualify the section or subsection they specifically reference and will also qualify other sections or subsections in this Article III to the extent that it is reasonably apparent on the face of an exception or response that such exception or response is applicable to such other section or subsection
Section 3.1    Organization and Corporate Power; Authorization.
(a)The Company and its Subsidiaries are duly organized, validly existing and in good standing in their respective jurisdictions of organization. The Company and each of its Subsidiaries have all requisite corporate power and authority to own their respective properties, to carry on the Business, to enter into and perform this Agreement and the other Transaction Documents to which such Person is a party and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company and each of its Subsidiaries is a party have been duly authorized by all necessary action on the part of the Company and such Subsidiary, as applicable. Section 3.1 of the Company Disclosure Schedule lists each jurisdiction in which the Company and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation, as applicable, wherein the character of its property, or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.
(b)This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Law affecting the enforcement of creditors’ rights generally and equitable principles.

Section 3.2    Noncontravention. Except as set forth in Section 3.2 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the other Transaction Documents by the parties hereto and thereto do not: (i) violate, conflict with or constitute a violation of or default under (whether after the giving of notice, lapse of time or both), any provision of the certificate of incorporation or bylaws of the Company or of any of its Subsidiaries; (ii) violate, conflict with or constitute a violation of or default under (whether after the giving of notice, lapse of time or both), any Contract of the Company or of any of its Subsidiaries, or cause the creation of any Lien (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries; (iii) violate or conflict with, or constitute a default (whether after the giving of notice, lapse of time or both) under, any Law applicable to the Company or any of its Subsidiaries, or any order of, or any restriction imposed by any Governmental Entity applicable to the Company or any of its Subsidiaries; (iv) require from the Company any notice to, declaration or filing with, or consent or approval of any Governmental Entity or other third party; or (v) violate or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any Contract or any permit, license or authorization to which the Company or any of its Subsidiaries is a party or by which such Person is bound; except in clauses (ii) - (v), where the violation, conflict, default, acceleration, termination, failure to give notice or obtain consent, or creation of a Lien would not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.3    Authorized and Outstanding Stock.
(a)As of the date hereof, the authorized capital stock of the Company consists of (i) 350,000 shares of Common Stock, of which 97,163 shares are issued and outstanding and zero shares are held by the Company as treasury shares, (ii) 3,000 shares of Series A Preferred Stock, of which 3,000 shares are issued and outstanding and zero shares are held by the Company as treasury shares, and (iii) 197,000 shares of Series B Preferred Stock, of which 178,500 shares are issued and outstanding and zero shares are held by the Company as treasury shares. Immediately prior to the consummation of the transactions contemplated hereby, all of the issued and outstanding shares of capital stock of the Company will be held of record by the Persons identified in Section 3.3(a) of the Company Disclosure Schedule in the amounts indicated thereon. The Company has no issued or outstanding capital stock other than the Company Shares.
(b)Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, (i) there are no outstanding subscriptions, options, warrants, phantom rights, stock appreciation rights, commitments, agreements, arrangements or commitments for or relating to the issuance, or sale of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class, other equity interests of the Company, or securities of the Company of any kind, (ii) there are no outstanding preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company Shares, issued or unissued equity interests of the Company, or securities of the Company of any kind, and (iii) there are no agreements relating to the voting of the Company’s voting securities or restrictions on the transfer of the Company Shares, issued or unissued equity interests of the Company, or securities of the Company of any kind. All of the Company Shares have been duly and validly authorized and issued and are fully paid and non-assessable and are owned of record and beneficially by Sellers free and clear of all Liens, other than restrictions on transfer imposed by applicable federal, state or foreign Laws or pursuant to the Stockholders’ Agreement. Upon the consummation of the transactions contemplated hereby, Buyer will receive valid title to the Company Shares, free and clear of all Liens, other than restrictions on transfer imposed by applicable federal, state or foreign Laws. All of the outstanding shares of capital stock of the Company were issued in compliance with applicable Laws. None of such shares were issued in violation of (1) any contract to which Sellers or the Company is a party or is subject, or (2) any preemptive or similar rights of any Person.

Section 3.4Subsidiaries. Except as set forth in Section 3.4 of the Company Disclosure Schedule, the Company does not have any direct or indirect Subsidiaries. Section 3.4 of the Company Disclosure Schedule sets forth a true and complete list of the Subsidiaries of the Company and, with respect to each of the Company’s Subsidiaries, the jurisdiction of formation and the authorized and outstanding capital stock of such Subsidiary. All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned of record and beneficially by the Company free and clear of all Liens, other than restrictions on transfer imposed by applicable federal, state or foreign Laws and Liens set forth on Section 3.4 of the Company Disclosure Schedule. All of the outstanding shares of capital stock of each Subsidiary of the Company were issued in compliance with applicable Laws. None of such shares were issued in violation of (1) any contract to which Sellers or the Company is a party or is subject, or (2) any preemptive or similar rights of any Person. With respect to any Subsidiary of the Company, (i) there are no outstanding subscriptions, options, warrants, phantom rights, stock appreciation rights, commitments, agreements, arrangements or commitments for or relating to the issuance, or sale of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class, other equity interests of such Subsidiary, or securities of such Subsidiary of any kind, (ii) there are no outstanding preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the issued or unissued equity interests of such Subsidiary, or securities of such Subsidiary of any kind, and (iii) there are no agreements relating to the voting of the such Subsidiary’s voting securities or restrictions on the transfer of the issued or unissued equity interests of such Subsidiary, or securities of such Subsidiary of any kind. Except as set forth in Section 3.4 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns any securities in any Person.

Section 3.5Financial Statements. Set forth on Section 3.5 of the Company Disclosure Schedule are the following financial statements (collectively, “Financial Statements”): (a) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2013, and the related audited statement of income and cash flow of the Company and its Subsidiaries on a consolidated basis for the fiscal year ended December 31, 2013; (b) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2012, and the related audited statement of income and cash flow of the Company and its Subsidiaries on a consolidated basis for the fiscal year ended December 31, 2012; (c) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2011, and the related audited statement of income and cash flow of the Company and its Subsidiaries on a consolidated basis for the fiscal year ended December 31, 2011; and (d) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2014 (the “Base Balance Sheet”), and the related unaudited statement of income and cash flow of the Company and its Subsidiaries on a consolidated basis for the fiscal year ended December 31, 2014. The Financial Statements are based upon the books and records of the Company and its Subsidiaries and have been prepared in accordance with GAAP and present fairly in all material respects the financial condition of the Company and its Subsidiaries taken together at the dates of said statements and the results of its operations for the periods covered thereby, except that the unaudited Financial Statements referenced in clause (d) of this Section 3.5 do not contain the footnote disclosures required by GAAP and are subject to normal year-end adjustments that will not be material, individually or in the aggregate. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s or its Subsidiaries’ internal controls that adversely affect the ability of the Company or its Subsidiaries to record, process, summarize and report financial information. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.6Accounts Receivable.
All accounts receivable of the Company and its Subsidiaries have arisen from bona fide, arm’s length transactions in the Ordinary Course of Business and are carried at values determined in accordance with GAAP consistently applied. Subject to the reserves for bad debts and for discounts and allowances extended in the ordinary course of business included in the Final Working Capital, and except as set forth on Section 3.6 of the Company Disclosure Schedule, the accounts receivable constitute valid, undisputed claims of the Company and its Subsidiaries and are not subject to any existing counter claims, defenses or offsetting claims. The reserves for bad debts and for discounts and allowances extended in the ordinary course of business included in the Final Working Capital are adequate and have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosure normally made in footnotes.
Section 3.7Inventory.
The inventories of the Company and its Subsidiaries are of a quality and quantity useable and saleable in the Ordinary Course of Business and fit for the purpose for which they were procured or manufactured, subject to appropriate and adequate allowances reflected on the Financial Statements for obsolete, excess, slow-moving and other irregular items. Such allowances have been calculated in accordance with GAAP and in a manner consistent with past practice. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, and are reasonable in the present circumstances of the Company and its Subsidiaries. All such inventory is owned by the Company or its Subsidiaries, free and clear of all Liens, and none of such inventory is held on consignment, or otherwise, by third parties.
Section 3.8No Undisclosed Liabilities.
The Company and its Subsidiaries have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (i) those disclosed, reflected or reserved against in the Base Balance Sheet or the notes thereto as of the Base Balance Sheet date, (ii) matters disclosed on Section 3.8 of the Company Disclosure Schedule, (iii) those incurred in connection with the transactions contemplated hereby, (iv) those included in the calculation of Working Capital or which have been incurred in the Ordinary Course of Business since the Base Balance Sheet date, and (v) those that, individually or in the aggregate, do not exceed $500,000.

Section 3.9Indebtedness. Section 3.9 of the Company Disclosure Schedule lists all Indebtedness of the Company and its Subsidiaries as of the date hereof (indicating the amount and the Person to whom such amount is owed).
Section 3.10Bank Accounts. Section 3.10 of the Company Disclosure Schedule sets forth a true and complete list of (a) the name and address of each bank, brokerage, investment company, financial institution, or similar entity with which the Company or any of its Subsidiaries has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of the Company or such Subsidiary.

Section 3.11Books and Records. The minute books and stock record books of the Company and each of its Subsidiaries, all of which have been made available to Buyer, are complete and correct in all material respects. The minute books of the Company and each of its Subsidiaries contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company and each of its Subsidiaries, and no meeting, or action by written consent, of any such stockholders, board of directors or committees have been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, such books and records will be in the possession of the Company and its Subsidiaries.
Section 3.12Absence of Certain Developments. Except as set forth in Section 3.12 of the Company Disclosure Schedule, since December 31, 2014, the Business has been conducted only in the Ordinary Course of Business and there has been:
(a)no event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Change;
(b)no amendment of the certificate of incorporation, bylaws, or other Organizational Documents of the Company or its Subsidiaries;
(c)no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of the Company;
(d)no increase in the compensation or benefits paid or payable to any officer, director or employee of the Company or any of its Subsidiaries other than pursuant to existing agreements or in the Ordinary Course of Business;
(e)no material loss, destruction or damage to any property of the Company that is not insured;
(f)no labor dispute or organized labor activity involving the Company, its Subsidiaries or any of their respective employees;
(g)no acquisition or disposition of a portion of the assets of the Company and its Subsidiaries, taken together, except in the Ordinary Course of Business;
(h)no change in accounting methods;
(i)no write off or write down or any determination to write off or write down any assets and properties in excess of $50,000;

(j)no acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;
(k)no settlement or compromise of any material Tax liability or claim for any material refund of any Taxes and no closing agreement (as described in Code Section 7121 or any corresponding provision of state, local or foreign Law);
(l)no loss of any significant customer, supplier or account of the Company and its Subsidiaries or any change in pricing related thereto;
(m)no entrance into or amendment or termination of any Material Contract, including any waiver or acceleration of rights related thereto;
(n)no loans made to any individual shareholder, director, officer or employee of the Company;
(o)no (i) material increase in the benefits payable under any Employee Benefit Plan, or amendment or termination of any Employee Benefit Plan; (ii) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law; or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant, in each case, other than in the Ordinary Course of Business, as required by Law or provided for in an existing contract;
(p)no commitment or liability to any labor organization;
(q)no change in the general pricing practices or policies and no change in the credit or allowance practices or policies of the Business;
(r)no termination of any product or line of business;
(s)no assignment or transfer of any property or assets other than the sale of inventory in the Ordinary Course of Business;
(t)no sale, transfer, pledge, assignment, grant or material reduction in value of any license or sublicense of any material rights under or with respect to any Company Intellectual Property Assets;
(u)no commitment, liability or obligations of the Company or its Subsidiaries in respect of any royalties, public relations activities, marketing agencies, advertising agencies, food shows or rack purchases, in each case in excess of $50,000;
(v)no commitment (contingent or otherwise) to do any of the foregoing.
Section 3.13Litigation. Except as set forth in Section 3.13 of the Company Disclosure Schedule, (a) there is not now any litigation, arbitration or governmental proceeding or investigation pending or, to the Knowledge of the Company, threatened, by or against the Company or any of its Subsidiaries or affecting any of the property or assets of the Company or any of its Subsidiaries, seeking to challenge the ownership of the Company or its Subsidiaries or seeking to challenge the transactions contemplated by this Agreement and (b) there has not been for the past five (5) years any material litigation, arbitration or governmental proceeding or investigation by or against the Company or any of its Subsidiaries or affecting any of the property or assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries,

nor to the Knowledge of the Company, any of their respective directors or officers in such Person’s capacity as such is a party to or in default with respect to any order, writ, injunction, decree, ruling or decision of any Governmental Entity. There are no outstanding governmental proceedings and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets.

Section 3.14Tax Matters.
(a)Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have filed or timely requested extensions of all U.S. federal and state income Tax Returns and other material Tax Returns required to be filed by it through the date hereof, and all such Tax Returns are true, correct and complete in all material respects. Each of the Company and each of its Subsidiaries has paid or caused to be paid all income and other Taxes required to be paid by it through the date hereof, whether or not shown on any Tax Return. All Taxes and other assessments and levies that the Company or any its Subsidiaries were required to withhold or collect with respect to any employee, independent contractor, creditor, shareholder or other third party have been withheld, collected and paid over to the proper Governmental Entity when due.
(b)No written claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file a particular Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax payment, assessment, deficiency or collection which waiver or extension is currently outstanding. Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has received written notice of any Tax audit or of any proposed Tax deficiencies from any Governmental Entity which written notice is currently outstanding, and no Governmental Entity is now asserting in writing against the Company or any of its Subsidiaries any proceeding, deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith. To the Knowledge of the Company, no Seller, director, or officer responsible for Tax matters of the Company or any of its Subsidiaries expects any Governmental Entity to assess any additional Taxes for periods for which Tax Returns have been filed.
(c)Other than Permitted Liens, there are no Liens encumbering any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes (except where such security interests arise as a matter of law prior to the due date for paying the related Taxes). None of the Company or any of its Subsidiaries is party to any Tax allocation, Tax sharing or similar agreement with parties other than the Company and its Subsidiaries that will not be terminated as of the Closing Date (other than such agreements the primary purpose of which does not relate to Taxes such as leases, licenses, bills of sale and credit agreements).
(d)None of the Company or its Subsidiaries (i) has ever been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which is the Company or one of the Subsidiaries) or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise.
(e)Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions thereon that could give rise to a substantial understatement of federal income Tax.

(f)The unpaid Taxes of the Company and its Subsidiaries, as of the date hereof (i) did not exceed the cash reserves established for Tax liabilities, and (ii) do not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with normal past practices. Since the most recent Base Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any Tax liability outside the Ordinary Course of Business.
(g)Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for any Pre-Closing Period, (ii) use of an improper method of accounting for any Pre-Closing Period, (iii) any closing agreement, as described in Code Section 7121 (or any corresponding or similar provision of Law), (iv) any installment sale or open transaction made during any Pre-Closing Period, (v) any prepaid amount received prior to the Closing Date, or (vi) any election under Code Section 108(i).
(h)Within the five (5) years preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction intended to be governed in whole or in part by Code Section 355 or 361 transaction.
(i)Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction” under Code Section 6707A(c)(2).
(j)Neither the Company nor any of its Subsidiaries is seeking a private letter ruling from any Governmental Entity.
(k)Section 3.14(k) of the Company Disclosure Schedule lists (i) all federal, state, local, and foreign income, franchise or other business Tax Returns filed with respect to any of the Company or its Subsidiaries for the taxable years ended on or after December 31, 2011, and (ii) all material federal, state, local, and foreign Tax Returns for other types of Taxes for the taxable years ended on or after December 31, 2011. Sellers or the Company have made available to the Buyer correct and complete copies of all such Tax Returns.
(l)Other than under Sections 3.12(k) and 3.21, the representations and warranties in this Section 3.14 constitute the sole and exclusive representations and warranties regarding any Tax matters of the Company and its Subsidiaries, including compliance with Tax Laws, the filing of Tax Returns, and the payment of Taxes.
(m)Notwithstanding anything to the contrary in this Agreement, the representations with regard to Taxes of this Section 3.14, (i) shall be limited to Taxes attributable to the Pre-Closing Period and the portion of any Straddle Period that ends on or before the Closing Date and (ii) shall in no event include the availability in a taxable period, or portion thereof, beginning after the Closing of any loss carryforwards, credits or similar Tax benefit.
Section 3.15Title to Properties.
(a)Section 3.15(a) of the Company Disclosure Schedule completely and accurately lists all real property used in the conduct of the Business. The Company or its Subsidiaries are in possession of all real property owned by the Company or its Subsidiaries and has good and marketable fee simple title to such owned real property, free and clear of all Liens except for Permitted Liens. The Company or a Subsidiary of the Company has a leasehold interest in all of its leased real property, free and clear of all Liens (other than Permitted Liens), except as set forth in Section 3.15(a) of the Company Disclosure Schedule. All of

the leased real property is used or occupied by the Company or a Subsidiary of the Company pursuant to a valid and binding real property lease. Section 3.15(a) of the Company Disclosure Schedule contains a true and complete list of the real property leases, licenses or occupancy agreements constituting such leasehold interests, all of which are in full force and effect without change since the date of delivery to Buyer, and neither the Company nor any of its Subsidiaries has sent or received a notice of default under such leases or received a notice that the owner of the leased real property has made any assignment, mortgage, pledge or hypothecation of such real property lease or the rents or use fees due thereunder. With respect to each real property lease, all rents, deposits and additional rents due pursuant to such real property lease have been paid in full, and no security deposit or portion thereof has been applied in respect of a breach or default under such real property lease that has not been redeposited in full. No Affiliate of the Company, its Subsidiaries or the Sellers is the owner or lessor of any leased real property.
(b)Except as set forth on Section 3.15(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has subleased, assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in any leasehold interest held by such Person. To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has received any written notice of any governmental action to take all or any portion of any of the Company’s and each Subsidiary’s owned real property.
(c)Section 3.15(c) of the Company Disclosure Schedule sets forth a list of all material equipment leases to which the Company or any of its Subsidiaries is a party. Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, the Company or a Subsidiary of the Company has good title to or a valid and enforceable leasehold interest in all material personal property used in or necessary to the Business as currently conducted, free and clear of all Liens (other than Permitted Liens), and the same is in working condition (ordinary wear and tear excepted).
(d)All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased, or used by the Company or any of its Subsidiaries are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets) and are usable in the Ordinary Course of Business.
(e)The Company and its Subsidiaries are the only operations through which the Company’s and its Subsidiaries’ business is conducted and the assets, properties, tangible and intangible, currently owned, leased or licensed by the Company and its Subsidiaries constitute the assets and properties necessary and sufficient in all material respects for the conduct of the Company’s and its Subsidiaries’ as of immediately prior to the Closing.
Section 3.16Intellectual Property.
(a)Section 3.16 of the Company Disclosure Schedule contains a complete and accurate list of all Patents owned by the Company or any of its Subsidiaries (“Company Patents”), material Marks owned by the Company or any of its Subsidiaries that are used in the Business (“Company Marks”) and Registered Copyrights owned by the Company or any of its Subsidiaries (“Company Registered Copyrights”). Except as set forth in Section 3.16(a) of the Company Disclosure Schedule:
(i)the Company or a Subsidiary of the Company possesses adequate legal rights to use, without payment to a third party, all Company Patents, Company Registered Copyrights, Trade Secrets and Company Marks used in the operation of the Business, and other Copyrights owned or used by the Company or its Subsidiaries that are material to the Business (collectively with Company Registered Copyrights, “Company Copyrights”), free and clear of all Liens (other than Permitted Liens);

(ii)to the Knowledge of the Company, all of the Company Patents, Company Marks and Company Registered Copyrights which are issued by or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world were validly issued and maintained in compliance with formal legal requirements, are currently valid and enforceable and all applicable maintenance and renewal fees have been paid;
(iii)the Company or a Subsidiary of the Company possesses all necessary rights to cause any unregistered Company Marks to be duly filed and registered in the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world and, to the Knowledge of Company, there is no fact or circumstance that would prevent such registration, filing and/or issuance
(iv)none of the Company or any of its Subsidiaries has received any notice of any pending claims, and, to the Knowledge of the Company, there are no threatened claims against the Company or any of its Subsidiaries or any of their respective employees alleging that any of the Intellectual Property Assets used in the Business, or the Business, infringes upon or conflicts with the rights of a third party under any Intellectual Property Assets of such third party;
(v)none of the Company or any of its Subsidiaries has received any communications alleging that any of the Company Intellectual Property Assets is invalid or unenforceable;
(vi)no current or former directors, employees, independent contractors, advisors or consultants of the Company or any of its Subsidiaries retain any ownership rights in or to any of the Company Intellectual Property Assets;
(vii)to the Knowledge of the Company, there is no current and continuing violation or infringement by a third party of any of the Company Intellectual Property Assets owned or purported to be owned by the Company or any of its Subsidiaries; and
(viii)the Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all Company Trade Secrets.
(b)To the Knowledge of the Company, all licenses, permits, consents and approvals from third parties permitting the use of Intellectual Property Assets held by such Persons by the Company or any of its Subsidiaries are in full force and effect, constitute legal, valid and binding obligations of the Company or such Subsidiary and are enforceable in accordance with their respective terms, and all payments, fees and expenses due thereunder are paid currently as of the Closing Date.
Section 3.17Certain Contracts and Arrangements. Except as set forth in Section 3.17 of the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries is party or subject to or bound by or to:
(a)any Contract reasonably anticipated to involve total scheduled payments by or to the Company or any of its Subsidiaries in excess of $250,000 per year, whether in one transaction or a series of related transactions;
(b)any Contract which is not cancelable by the Company (if party thereto) or any of its Subsidiaries party thereto without penalty on ninety (90) days’ notice or less;
(c)any Contract containing covenants directly or explicitly limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person (including non-solicitation obligations) or in any geographic area or during any period of time;

(d)any material Contract relating to the licensing, distribution, development, purchase, sale or servicing of its products;
(e)any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or Contract or commitment for borrowing or any pledge or security arrangement involving amounts in excess of $25,000;
(f)any employment Contracts, noncompetition agreements or other similar material Contracts with present or former officers, directors, employees, independent contractors or stockholders of the Company, its Subsidiaries or Persons related to or affiliated with such Persons;
(g)any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company or of any of its Subsidiaries, including any agreement with any stockholder of the Company or any stockholders of any Subsidiary of the Company which includes anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;
(h)any royalty, dividend or similar contract based on the revenues or profits of the Company or its Subsidiaries or any contract or agreement involving fixed price or fixed volume arrangements or milestone payments;
(i)any license agreement for any Intellectual Property Assets (other than licenses for commercially available off-the-shelf software with a replacement cost and/or annual license fee each not exceeding $50,000), joint venture, joint development, collaboration, partnership, manufacturer, development or supply agreement;
(j)any capital expenditure commitment in excess of $100,000 that has been initiated but not completed, including any improvements or additions to infrastructure or information technology system;
(k)any Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(l)any Contract to which the Company or its Subsidiaries are a party that provide for any joint venture, partnership or similar arrangement by the Company or its Subsidiaries;
(m)any Contract with any Governmental Entity;
(n)any Contract that requires the Company or its Subsidiaries to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
(o)any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting, and advertising Contracts to which the Company or its Subsidiaries is a Party;
(p)all Contracts between or among the Company or its Subsidiaries, on the one hand, and Sellers or any Affiliate of Sellers (other than the Company or its Subsidiaries), on the other hand; or
(q)any other contract material to the Business or operations of the Company or its Subsidiaries not executed in the Ordinary Course of Business.

All contracts, agreements, leases and instruments (in each case whether written or oral) (“Contracts”) set forth in Section 3.17 of the Company Disclosure Schedule (collectively, the “Material Contracts”), are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company or a Subsidiary of the Company and are enforceable against the Company or such Subsidiary in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Law affecting the enforcement of creditors’ rights generally and equitable principles. None of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no other party thereto, is in default under any Material Contract.
Section 3.18Authorization; Compliance With Laws. Except with respect to compliance with (i) Laws concerning Taxes (as to which representations and warranties are made only pursuant to Sections 3.12(k), 3.14 and 3.21); (ii) Laws concerning employees and employee benefits (as to which representations and warranties are made only pursuant to Sections 3.20 and 3.21); and (iii) Environmental Laws (as to which representations and warranties are made only pursuant to Section 3.23), the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws. The Company and each of its Subsidiaries have all of the Authorizations material to the conduct of the Business as currently conducted.

Section 3.19Insurance Coverage. Section 3.19 of the Company Disclosure Schedule lists all insurance policies currently maintained by the Company or its Subsidiaries. Except as set forth in Section 3.19 of the Company Disclosure Schedule, there are currently no material claims pending against the Company or any of its Subsidiaries under such insurance policies currently in effect, and all premiums due and payable with respect to such policies have been paid to date. To the Knowledge of the Company, there is no threatened termination of any such policies. Neither the Company nor its Subsidiaries have received a notice of cancellation of any insurance policy or of any material changes that are required in the conduct of the Business as a condition to the continuation of coverage under, or renewal of, any such insurance policy. All policies are in full force and effect and, to the Knowledge of the Company, are enforceable in accordance with their terms and are sufficient for compliance with all Laws and Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound. There are no self-insurance arrangements by or affecting Company or any of its Subsidiaries, and there are no reserves thereunder.

Section 3.20Employees; Independent Contractors.
(a)Except as set forth on Section 3.20(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are not a party to or bound by any collective bargaining agreement or other similar agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Company or its Subsidiaries. Within the past three (3) years, there has not occurred or been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, or other similar labor activity with respect to any employee of the Company or its Subsidiaries, and, to the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to provide the basis of any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, or other similar labor activity. There are no pending or, to the Knowledge of the Company, threatened proceedings against the Company relating to any alleged violation of any Law pertaining to labor or employment or hiring matters, and no material employment disputes currently subject to any grievance procedure, arbitration, litigation or other proceeding. The Company and its Subsidiaries have complied in all material respects with all applicable Laws pertaining to the employment or termination of employment of its employees, including all such laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination and other similar employment activities. The Company has not engaged in any location closing or employee layoff activities during the last three years without complying in all material respects with the Worker Adjustment Retraining and Notification Act of 1988, as amended, and any similar state or local plant closing or mass layoff statute, rule or regulation.

Each current independent contractor or consultant of the Company is and has been properly characterized as an independent contractor or consultant based on the applicable standards under applicable law, except to the extent any failure to so properly characterize would not be material to the Company.
(b)All current employees of the Company and its Subsidiaries who work in the United States are, and all former employees of the Company and its Subsidiaries who worked in the United States whose employment terminated, voluntarily or involuntarily, within the three years prior to the Closing Date, were legally authorized to work in the United States. The Company and its Subsidiaries have completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for the employees hired prior to the Closing Date. Further, at all times prior to the Closing Date, the Company was in material compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.
(c)To the Knowledge of the Company, no current employee or current officer or director of the Company or its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, between such employee, officer or director and any other Person that in any way materially and adversely affects (i) the performance of his or her duties as an employee, officer, director or manager of the Company or its Subsidiaries or (ii) the ability of the Company or its Subsidiaries to conduct its business as it is currently conducted and proposed to be conducted. To the Knowledge of the Company, no employee of the Company or its Subsidiaries is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer.
(d)Schedule 3.20(d) of the Company Disclosure Schedule sets forth a list of all employees, independent contractors and sales representatives of the Company and its Subsidiaries, their respective positions, locations, exempt or non-exempt status, and their annual base salary, target bonus, commission rates and rates of any other regular or special compensation payable to such Persons in any and all capacities. Except as set forth on Schedule 3.20(d) of the Company Disclosure Schedule, the employees of the Company and its Subsidiaries are “at will” and neither the Company nor its Subsidiaries employs any employee, independent contractor or sales representative who cannot be dismissed immediately, whether currently or immediately after the transactions contemplated by this Agreement and the Transaction Documents, without notice and without further liability to the Company or its Subsidiaries, as applicable. To the Knowledge of the Company, no employee, independent contractor or sales representative of the Company or its Subsidiaries intends to terminate his or her employment relationship with the Company or its Subsidiaries, as applicable. Except as set forth on Schedule 3.20(d) of the Company Disclosure Schedule, all employees of the Company and its Subsidiaries are in active service, and no employees or former employees of the Company or its Subsidiaries are receiving salary continuation, short-term disability or long-term disability benefits under any Employee Benefit Plan.

Section 3.21Employee Benefit Plans.
(a)Section 3.21(a) of the Company Disclosure Schedule lists each Employee Benefit Plan. With respect to each Employee Benefit Plan, the Company has provided or made available to Buyer true and complete copies of: (i) such Employee Benefit Plan, if written, or a description of such Employee Benefit Plan, if not written, and (ii) to the extent applicable to such Employee Benefit Plan: all trust agreements, insurance contracts or other funding arrangements; the three most recent Forms 5500 required to have been filed with the Internal Revenue Service (“IRS”) and all schedules and attachments thereto (including financial statements in audited form if required by ERISA, or if audited financial statements are not required a statement that any such Employee Benefit Plan has complied with the requirements for waiver from such audit requirements); the most recent IRS determination letter (or, if applicable, IRS opinion letter); all current employee handbooks or manuals; all current summary plan descriptions; summaries of all material communications received from or sent to the IRS, the Department of Labor (“DOL”), the Pension Benefit Guaranty Corporation (“PBGC”) or the Department of Health and Human Services (including a written description of any oral communication); and all amendments and modifications to any such document described above.
(b)Each Employee Benefit Plan has been operated and administered in compliance with its terms and has been established, operated and administered in compliance with all applicable Laws in all material respects, including ERISA and the Code. All contributions and premiums required to have been paid by the Company and its Subsidiaries to any Employee Benefit Plan under the terms of any such Employee Benefit Plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable law have been paid within the time prescribed by any such Employee Benefit Plan, arrangement or applicable Law. A proper accrual has been made on the books of the Company for all contributions, premium payments and other payments due but not made as of the date of this Agreement. There is no material action, claim, complaint, investigation, petition, suit, or other proceeding in law or in equity pending or, to the Knowledge of the Company, threatened against any Employee Benefit Plan or the assets of any Employee Benefit Plan (other than routine claims for benefits) and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such material action, claim, complaint, investigation, petition, suit, or other proceeding. No asset of the Company or any Subsidiary of the Company is subject to any encumbrance or lien under ERISA or the Code.
(c)Each Employee Benefit Plan intended to be qualified under Code §401(a), and the trust (if any) forming a part thereof, either (i) has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Code §501(a), (ii) may rely upon a prototype or volume submitter opinion letter from the IRS as to the plan’s qualification under the Code, or (iii) the remedial amendment period for such plan has not yet expired. To the Knowledge of the Company, nothing has occurred since the date of such determination letter that could adversely affect such qualification or tax-exempt status. Nothing has occurred with respect to any Employee Benefit Plan that has subjected or could reasonably be expected to subject the Company or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates to a penalty under ERISA §502 or to a tax or penalty under Code §4975, for which an exemption is not available. All amendments and actions required to bring each Employee Benefit Plan into conformity with applicable provisions of all applicable Laws, including ERISA and the Code, have been made or taken, except to the extent that such amendments or actions are not required by applicable Law to be made or taken until after the Closing Date. To the Knowledge of the Company, no Employee Benefit Plan is currently under examination or audit by any Governmental Entity, including the IRS, DOL or PBGC, and no Employee Benefit Plan has within the six years prior to the Closing Date been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under or is a participant in an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity. Neither the Company and its Subsidiaries nor any current or former employee or independent contractor have incurred any Liability (including as a result of any indemnification obligation) arising out of or relating to Code §409A, and, to the Knowledge of the Company, no condition exists that would reasonably be expected to subject such Person to any material Liability (including as a result of any indemnification obligation) arising out of or relating to Code §409A. Each Employee Benefit Plan that is or has been subject to Code §409A has been operated in all respects in material compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(d)No Employee Benefit Plan is (i) a “multiple employer plan” for purposes of §4063, §4064 or §4066 of ERISA and within the meaning of §413(c) of the Code, (ii) a “multiemployer plan” within the meaning of §3(37) or §4001(a)(3) of ERISA, (iii) subject to the minimum funding standards of Code §412 or §302 or Title IV of ERISA, or (iv) a “multiple employer welfare arrangement” as defined in §3(40) of ERISA. None of the Company and its Subsidiaries nor any ERISA Affiliate, within the past six years, has incurred any Liability (including as a result of any indemnification obligation) under Title I or Title IV of ERISA for which the Company and its Subsidiaries could be liable, and, to the Knowledge of the Company, no condition exists that would reasonably be expected to subject the Company and its Subsidiaries, either directly or by reason of affiliation with an ERISA Affiliate, to any material Tax, fine, Encumbrance, or other material Liability imposed by ERISA, the Code or other applicable Law.
(e)Except as set forth on Section 3.21(e) of the Company Disclosure Schedule, no current or former employee, officer, director or independent contractor of the Company and its Subsidiaries is or will become entitled to post-employment life insurance, death, medical, dental or other welfare benefits by reason of service to the Company and its Subsidiaries, other than continuation of health care coverage mandated by Code §4890B or similar state Law.
(f)Except as set forth on Section 3.21(f) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of any transaction contemplated hereby (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former employee, officer, director or independent contractor of the Company or its Subsidiaries, (ii) materially increase the amount of compensation due to any such Person, (iii) result in the forgiveness in whole or in part of any outstanding loans made by the Company or its Subsidiaries to any such Person, (iv) materially increase any benefits otherwise payable by the Company or its Subsidiaries under any Employee Benefit Plan, (v) result in the acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan, or (vi) require any contributions or payments to fund any obligations under any Employee Benefit Plan. The consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event or events) will not give rise to any payment (or acceleration of vesting of any amounts or benefits) that will be an “excess parachute payment” as defined in Code §280G.
(g)The Company and its Subsidiaries do not have any legally binding plan or commitment to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that could be reasonably expected to result in material Liabilities to the Company and its Subsidiaries, except as may be required by applicable Law.

Section 3.22Brokers. None of the Company or any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent except Lincoln International LLC and fees payable pursuant to the Management Agreement, which fees will be included in the Transaction Expenses, with respect to the transactions contemplated by this Agreement.

Section 3.23Environmental Matters. The Company and its Subsidiaries are presently in material compliance with all applicable Environmental Laws with respect to any property presently owned, operated, leased, or used by any of them. None of the Company or any of its Subsidiaries has entered into or been subject to any notice of violation, judgment, consent decree, compliance order, administrative order or settlement agreement with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Laws. None of the Company or any of its Subsidiaries has received any written notice from a Governmental Entity of any potential or, to the Knowledge of the Company, threatened violation of any applicable Environmental

Laws. None of the Company or any of its Subsidiaries has received any written notice from any Person alleging that the Company or any of its Subsidiaries has any liability under any applicable Environmental Law for the investigation and remediation of any environmental or health and safety matter on (1) any property presently owned, operated, leased or used by any of them; or, (2) any other property, whether or not owned by the Company or any of its Subsidiaries, where the Company or any of its Subsidiaries is alleged to have any liability for any environmental or health and safety matter.

Section 3.24Customers
(a)Section 3.24(a) of the Company Disclosure Schedule sets forth the name of each of the top ten (10) customers (each such customer, a “Significant Customer”) of the Company and its Subsidiaries by revenue for each of the fiscal years ended December 31, 2014 and December 31, 2013. No Significant Customer has terminated, cancelled or otherwise materially and adversely modified its relationship with the Company or its Subsidiaries or, to the Knowledge of the Company, has any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company and its Subsidiaries. Since December 31, 2014, no Significant Customer has materially reduced its purchases (or reduced the number of SKUs) with the Company or its Subsidiaries.
(b)Without limiting the generality of Section 3.24(a), to the Knowledge of the Company (which for purposes of this Section 3.24(b) shall not include the actual knowledge of Kevin Clark), with respect to the Largest Customer, there has been:
(i)No written or oral communication from the Largest Customer indicating that the transactions contemplated by this Agreement will have an adverse impact on the business or relationship of the Company and its Subsidiaries with the Largest Customer;
(ii)Since December 31, 2014, no change has occurred, and the Seller has not been notified in writing or orally by the Largest Customer of any change that is expected to occur in the future, with respect to the business or relationship between the Company or any of its Subsidiaries and the Largest Customer (including without limitation any change in: cash discount terms, points of distribution, product mix, product location within the store, merchandising programs, product volumes, volume orders, SKU reductions or pricing), whereby the cumulative effect of any such changes (in the aggregate), when annualized for calendar year 2015, could reasonably be expected to negatively impact the profitability of the Company and its Subsidiaries with respect to the Largest Customer by more than $500,000;
(iii)No written or oral communication from the Largest Customer indicating any request by the Largest Customer that the Company or its Subsidiaries consider, create, sell, market or manufacture a private label version of any of the products of the Company and its Subsidiaries or any other flatbread or pizza crust products; or
(iv)Since December 31, 2014, no written or oral communication from the Largest Customer indicating any planned changes in the Largest Customer’s category management that could reasonably be expected to have an adverse impact on the business or relationship of the Company and its Subsidiaries with the Largest Customer.

Section 3.25Suppliers. Section 3.25 of the Company Disclosure Schedule sets forth the name of each of the top ten (10) suppliers (each such supplier, a “Significant Supplier”) of the Company and its Subsidiaries by purchases for each of the fiscal years ended December 31, 2014 and December 31, 2013, as well as any supplier or distributor that is the Company’s single source for one or more items. No Significant

Supplier has terminated, cancelled or otherwise materially and adversely modified its relationship with the Company or its Subsidiaries or, to the Knowledge of the Company, has any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company and its Subsidiaries. Since December 31, 2014, no Significant Supplier has materially reduced its sales to the Company.

Section 3.26Affiliate Transactions. Section 3.26 of the Company Disclosure Schedule lists all contracts, agreements or other arrangements between or among the Company or any of its Subsidiaries, on the one hand, and any equityholder, officer, director or employee of the Company, any of its Subsidiaries or any of its Affiliates, on the other hand, including, without limitation, any contracts, agreements or other arrangements with respect to any assets or properties used in the Business. Except as set forth on Section 3.26 of the Company Disclosure Schedule, none of the Company, its Subsidiaries, the Sellers or any of their respective Affiliates, nor any current or former director, officer or employee of the Company or its Subsidiaries has, or during the last five (5) fiscal years has had, (a) any direct or indirect interest in, or is or during the last five (5) fiscal years was, a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company or its Subsidiaries or (b) any direct interest in any material property, asset or right that is owned or used by the Company or its Subsidiaries in the conduct of the Business. Except as set forth in Section 3.26 of the Company Disclosure Schedule, there is no outstanding Indebtedness to the Company or its Subsidiaries of any current or former director, officer, employee or consultant of the Company or its Subsidiaries or any Seller or any of their Affiliates.

Section 3.27Regulatory Matters. Except as set forth in the correspondingly lettered subsection of Section 3.27 of the Company Disclosure Schedule:
(a)During the three (3) years prior to the date hereof, neither the Company nor any of its Subsidiaries has received or been subject to: (i) any United States Food and Drug Administration (“FDA”) Form 483’s or equivalent report by inspectors or officials from any other Governmental Entity of any situation requiring attention or correction or of conditions or circumstances that are objectionable or otherwise contrary to applicable Law; (ii) any FDA Notices of Adverse Findings or any equivalent correspondence, notice or communication from any other Governmental Entity indicating a failure to comply with applicable Law; or (iii) any warning letters or other written correspondence from the FDA or any other Governmental Entity in which the FDA or such other Governmental Entity asserted that the operations of the Company or any Company Product were not in compliance with applicable Law.
(b)During the three (3) years prior to the date hereof, there has not been any occurrence of any product recall, market withdrawal or replacement, or post-sale warning conducted by or on behalf of the Company or its Subsidiaries or, to the Knowledge of the Company, by or on behalf of any Person as a result of any alleged defect in any product manufactured, sold or delivered by the Company or any of its Subsidiaries or by any third party on behalf of the Company or any Subsidiary pursuant to a co-pack agreement or otherwise (collectively, “Company Products” and each, a “Company Product”).
(c)The marketing, manufacture, packaging, labeling and sale of Company Products currently complies, and has, for the three (3) years prior to the date hereof, complied, in all material respects with all Laws and applicable self-regulatory authority policies. Neither the Company nor any of its Subsidiaries has received any written notice or charge that has not been complied with or withdrawn by any Governmental Entity asserting any material violation of such Laws.
(d)During the three (3) years prior to the date hereof, the Company and its Subsidiaries have complied in all material respects with all post-approval and other reporting requirements as required by all Laws, including, but not limited to, all adverse event and other reporting requirements applicable to the

Business. Neither the Company nor any of its Subsidiaries has received any notice or charge that has not been complied with or withdrawn, by a Governmental Entity asserting any material violation of such Laws.
(e)The Company and its Subsidiaries have conducted all marketing and promotional activities in material compliance with all applicable requirements of the relevant Governmental Entities. Within the past three (3) years, neither the Company any of its Subsidiaries has received any notice or charge that has not been complied with or withdrawn by a Governmental Entity asserting any material violation of such requirements.
(f)During the three (3) years prior to the date hereof, neither the Company or any of its Subsidiaries (or any of their employees) have been disqualified, debarred or voluntarily excluded by the FDA or any other Governmental Entity for any purpose, or have been charged with or convicted under United States Federal Law for conduct relating to the development or approval, or otherwise relating to the regulation, of any Company Product under the Federal Food, Drug, and Cosmetic Act or any other applicable Law or has made any untrue statement of a material fact to any Governmental Entity (whether in any submission to such Governmental Entity or otherwise), or failed to disclose any material fact required to be disclosed to any Governmental Entity.
(g)None of the Company, its Subsidiaries and any director, officer, employee or other Person duly authorized to act on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services, (i) to obtain favorable treatment in securing business for the Company or any of its Subsidiaries, (ii) to pay for favorable treatment for business secured by the Company or any of its Subsidiaries, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries or (iv) in material violation of any Law, or (b) established or maintained any fund or asset with respect to the Company or any of its Subsidiaries that has not been recorded in the books and records of the Company and such Subsidiary.
Section 3.28Product Liability and Warranty.
(a)During the three (3) years prior to the date hereof, there have been no product recalls by the Company or any of its Subsidiaries. No product manufactured, sold, leased or delivered by the Company or any of its Subsidiaries is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, lease or service, which are set forth on Section 3.28(a) of the Company Disclosure Schedule.
(b)Except as set forth on Section 3.28(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has during the three (3) years prior to the date hereof or, to the Knowledge of the Company, currently has, any liability arising out of any injury to Person or property as a result of the ownership, possession or use of a product designed, manufactured, assembled, repaired, sold, leased, delivered, installed or otherwise distributed, or services rendered, by the Company or any of its Subsidiaries.
Section 3.29Information Technology. Section 3.29 of the Company Disclosure Schedule sets forth a true and complete list of (i) all material items of hardware, software, databases, computer equipment and other information technology, owned, leased or licensed by the Company in connection with the ownership and operation of the Business (the “Computer System”), and (ii) all Contracts relating to the current use of the information technology, including for disaster recovery and/or back-up data processing services. Except as set forth on Section 3.29 of the Company Disclosure Schedule, the Computer System adequately meets the data processing needs of the business and operations of the Business as it is currently being conducted.

Section 3.30Full Disclosure. No representation or warranty or other statement made by the Company in this Agreement, the Company Disclosure Schedule or any other agreement, document, certificate or written statement furnished to the Buyer by the Company or its Subsidiaries in connection with this Agreement or transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

Section 3.31Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article III, the Company and Sellers make no representation or warranty, express or implied, at law or in equity, in respect of the Company or its Subsidiaries or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS
Each Seller and, where applicable, Sellers’ Representative, hereby severally and not jointly, represents and warrants to Buyer, as to him, her or itself, that each statement contained in this Article IV is true and correct as of the date hereof, except as set forth in the Sellers’ Disclosure Schedule accompanying this Agreement (collectively, the “Sellers’ Disclosure Schedule”). The exceptions and responses set forth in the Sellers’ Disclosure Schedule will qualify the section or subsection they specifically reference and will also qualify other sections or subsections in this Article IV to the extent that it is reasonably apparent on the face of an exception or response that such exception or response is applicable to such other section or subsection.

Section 4.1Organization. If such Seller is an entity, such Seller is duly organized, validly existing, and in good standing under the Law of the jurisdiction of its organization.

Section 4.2Authorization of Transaction. If such Seller is an entity, such Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Law affecting the enforcement of creditors’ rights generally and equitable principles. Such Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement. If such Seller is an entity, the execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by such Seller.

Section 4.3Noncontravention. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is party do not (i) if such Seller is an entity, violate, conflict with or constitute a violation of or default (whether after the giving of notice, lapse of time or both) of any provision of the certificate of incorporation, formation, organization, partnership or equivalent, or bylaws, limited liability company agreement, partnership agreement or equivalent of such Seller; (ii) materially violate or conflict with, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any material Law applicable to such Seller, or any order of, or any restriction imposed by any Governmental Entity applicable to such Seller; or (iii) require from such Seller any notice to, declaration or filing with, or consent or approval of any third party or Governmental Entity.

Section 4.4Title to Shares. Such Seller holds of record and owns beneficially the Company Shares set forth across from such Seller’s name in Section 4.4 of the Sellers’ Disclosure Schedule, free and clear of Taxes or Liens (other than Permitted Liens). Except as set forth in Section 4.4 of the Sellers’ Disclosure

Schedule, such Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of Company (other than this Agreement and the Stockholders’ Agreement). Except as set forth in Section 4.4 of the Sellers’ Disclosure Schedule, such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Company.

Section 4.5Brokers. Such Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent except Lincoln International LLC and fees payable pursuant to the Management Agreement, which fees will be Transaction Expenses, with respect to the transactions contemplated by this Agreement.

Section 4.6Litigation. Except as set forth in Section 4.6 of the Sellers’ Disclosure Schedule, there is no litigation, arbitration or governmental proceeding or investigation pending or, to the actual knowledge of such Seller, threatened by or against such Seller that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent such Seller from complying with the terms of this Agreement.

Section 4.7Full Disclosure. No representation or warranty or other statement made by such Seller in this Agreement, the Sellers’ Disclosure Schedule or any other agreement, document, certificate or written statement furnished to the Buyer by such Seller in connection with this Agreement or transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

Section 4.8Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article IV, such Seller makes no representation or warranty, express or implied, at law or in equity, in respect of itself and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE V
REPRESENTATIONS AND WARRANTIES CONCERNING BUYER
Buyer represents and warrants to the Company and each Seller that each statement contained in this Article V is true and correct as of the date hereof, except as set forth in Buyer’s Disclosure Schedule accompanying this Agreement (collectively, the “Buyer’s Disclosure Schedule”). The exceptions and responses set forth in the Buyer’s Disclosure Schedule will qualify the section or subsection they specifically reference and will also qualify other sections or subsections in this Article V to the extent that it is reasonably apparent on the face of an exception or response that such exception or response is applicable to such other section or subsection, provided that the party making the exception or response shall make cross references in the Buyer’s Disclosure Schedule in good faith.

Section 5.1Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Law of the jurisdiction of its incorporation.

Section 5.2Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Law affecting the enforcement of creditors’ rights generally and equitable principles. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement, other than those that are not material, individually or in the aggregate. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

Section 5.3Noncontravention. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is party do not (i) violate, conflict with or constitute a violation of or default (whether after the giving of notice, lapse of time or both) of any provision of the certificate of incorporation, formation, organization, partnership or equivalent, or bylaws, limited liability company agreement, partnership agreement or equivalent of Buyer; (ii) materially violate or conflict with, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any material Law applicable to Buyer, or any order of, or any restriction imposed by any Governmental Entity applicable to Buyer; or (iii) require from Buyer any notice to, declaration or filing with, or consent or approval of any third party.

Section 5.4Brokers. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 5.5Investment. Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

Section 5.6Availability of Funds. Buyer has all funds necessary to (i) pay the Purchase Price, (ii) pay all related fees and expenses associated with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, and (iii) fund the working capital needs of the Company immediately following the Closing.

Section 5.7No Reliance.
(a)In connection with entering into this Agreement and each other Transaction Document to which Buyer is, or is specified to be, a party, or that Buyer is required by this Agreement to deliver, Buyer hereby represents that: (i) no Seller nor the Company is acting as a fiduciary or financial or investment adviser to Buyer; (ii) Buyer consulted with its own legal, regulatory, Tax, business, investment, financial, and accounting advisers to the extent it has deemed necessary, and it has made its own decisions with respect to entering into this Agreement based upon its own judgment and upon any advice from such advisers it has deemed necessary and not upon any view expressed by any Seller or the Company; and (iii) Buyer is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement and any Transaction Document.
(b)Buyer understands that the Company and Sellers and their respective counsel will rely on the accuracy and truth of the foregoing representations set forth in this Section 5.7, and Buyer hereby consents to such reliance.
(c)In connection with Buyer’s investigation of the Company, Buyer has received from Sellers, the Company or their respective Affiliates or their respective Representatives certain projections, estimates and other forecasts and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it, and any use of or reliance by Buyer on such projections, estimates and other forecasts and plans shall be at its sole risk, and, without limiting any other provisions herein, that Buyer shall have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges, agrees and confirms that each Seller, the Company and each of their respective Affiliates and Representatives, do not make, have not made nor shall be deemed to have made any representation or warranty to Buyer, express or implied, at law or in equity, with respect to such projections, estimates, forecasts or plans.

Section 5.8No Additional Representations. Buyer acknowledges that none of Sellers, the Company, the Company’s Subsidiaries or any of their respective Affiliates or Representatives has made any representation or warranty, expressed or implied, as to the Company or any of its Subsidiaries or the accuracy or completeness of any information regarding the Company or any of its Subsidiaries furnished or made available to Buyer and its Representatives, except as expressly set forth in this Agreement, any Transaction Document, the Company Disclosure Schedule or Sellers’ Disclosure Schedule.

ARTICLE VI
COVENANTS

Section 6.1Conduct of Business of the Company and its Subsidiaries. From the date of this Agreement until the Closing, the Company and its Subsidiaries shall conduct the Business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as set forth in Section 6.1 of the Company Disclosure Schedule, the Sellers shall cause the Company and its Subsidiaries not to, and the Company and its Subsidiaries shall not, without the written consent of Buyer (which shall not be unreasonably withheld or delayed):
(a)amend the Organizational Documents of the Company or any of its Subsidiaries;
(b)declare, set aside or pay any dividend or make any other distribution (whether in cash, stock or property or any combination thereof), other than (i) dividends or other distributions paid or payable to the Company by its Subsidiaries and (ii) dividends or other distributions which would not result in the Closing Working Capital to be less than Target Working Capital;
(c)except as required under the terms of any equity plan or applicable award agreement, redeem, repurchase or otherwise acquire any equity of a Company or its Subsidiaries, or issue (A) any equity of a the Company or any of its Subsidiaries, (B) any option or warrant for, or any security convertible into, or exercisable or exchangeable for, any equity interests in, or any other security of, the Company or any of its Subsidiaries, (C) “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings to which the Company or any of its Subsidiaries is a party or by which any of them is bound (1) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional units of its equity interests or any security convertible into, or exercisable or exchangeable for, any equity interest in the Company or any of its Subsidiaries or any bond, debenture, note or other Indebtedness having the right to vote on any matters on which the holders of equity interests in the Company or any of its Subsidiaries may vote, (2) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, security, right, unit, commitment, Contract, arrangement or undertaking or (3) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the equity interests in the Company or any of its Subsidiaries or (D) any bond, debenture, note or other Indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the holders of equity interests in the Company or any of its Subsidiaries may vote;
(d)transfer any Common Shares to any Person;

(e)split, combine or reclassify any equity interests in the Company or any of its Subsidiaries, or issue any other security in respect of, in lieu of or in substitution for the equity interests in the Company or any of its Subsidiaries;
(f)loan, advance, invest or make a capital contribution to or in any Person in an amount greater than $100,000;
(g)(i) incur any Indebtedness or (ii) mortgage or pledge any material assets, tangible or intangible, of the Company or any of its Subsidiaries or create or incur any Lien thereupon (other than Permitted Liens), in each case other than in the Ordinary Course of Business;
(h)sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, any Seller or any of its Affiliates, except for (i) transactions solely among the Company and its Subsidiaries and (ii) sales and purchases of goods and services (and payments for such sales and purchases) in the Ordinary Course of Business;
(i)acquire, directly or indirectly, any other Person or its business, other than in the Ordinary Course of Business;
(j)incur any capital expenditures in excess of the Company’s and its Subsidiaries’ budget for capital expenditures;
(k)sell, lease, license or otherwise dispose of any of a material portion of its assets, other than assets sold, leased, licensed or otherwise disposed of in the Ordinary Course of Business;
(l)enter into any employment agreement with any director, officer, manager or employee of the Company or any of its Subsidiaries or grant to any director, officer, manager or employee of the Company or any of its Subsidiaries any increase in compensation or fringe benefits in any form, except in the Ordinary Course of Business, as required by applicable Law or pursuant to the terms of any Employee Benefit Plan;
(m)grant or increase any severance, retention, change-of-control, termination or similar payments to any present or former director, officer, manager or employee of any of the Company or its Subsidiaries, except in the Ordinary Course of Business or in accordance with existing agreements;
(n)(i) enter into, adopt, amend in any material respect or terminate any Employee Benefit Plan or other benefit plan relating to the Company or any of its Subsidiaries, (ii) grant any increase in the compensation or benefits of, or pay or otherwise grant any bonus not required by any Employee Benefit Plan, or (iii) enter into any Contract to do any of the foregoing, in each case, except in the Ordinary Course of Business or as required by applicable law or the terms of any Employee Benefit Plan;
(o)change the fiscal year of the Company or any of its Subsidiaries or make any material change in any method of accounting or accounting practice or policy, other than as required by GAAP;
(p)make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file an amended Tax Return with respect to a material Tax matter, settle any material Tax claim or assessment, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
(q)purchase, order or otherwise acquire or sell inventory outside of the Ordinary Course of Business;

(r)permit the Company or any of its Subsidiaries to acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any material Intellectual Property Asset, or enter into any material commitment or transaction, or take any action, with respect to any material Intellectual Property Asset outside the Ordinary Course of Business;
(s)permit the Company or any of its Subsidiaries, with respect to the Company Intellectual Property Assets, (i) to fail to pay any renewal fees when due, (ii), fail to timely file any responses in any registration office when due, (iii) abandon or otherwise permit such Intellectual Property Assets to fall into the public domain;
(t)recognize any union or negotiate or enter into any collective bargaining agreement;
(u)amend, terminate or modify either of the Marsh Employment Agreements;
(v)make or incur any commitment, liability or obligations of the Company or its Subsidiaries in respect of any royalties, public relations activities, marketing agencies, advertising agencies, food shows or rack purchases, in each case in excess of $50,000; or
(w)commit or agree to take any of the foregoing actions.

Section 6.2Access to Information. From the date of this Agreement until the Closing Date, the Company and its Subsidiaries shall give Buyer, its counsel, financial advisors, auditors and other representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, financial statements, books and records (collectively, “Records”) of the Company and its Subsidiaries; provided, however, that the foregoing shall not apply to any Records if the provision of access thereto would be in violation of Law or the terms of any Contract to which any of the Company and its Subsidiaries is party, or if the Company or any of its Subsidiaries determines after consultation with counsel that the provision of access to such Records would adversely affect the ability of the Company, its Subsidiaries, or their respective Affiliates to assert attorney client privilege, attorney work product privilege or a similar privilege or immunity with respect to any matter. Buyer and Seller shall meet at Buyer’s reasonable requests, upon reasonable notice, prior to Closing to discuss transitional planning matters relating to the Company. Subject to applicable Law, as part of such meetings, Buyer shall be permitted to inquire as to, and Sellers shall use reasonable efforts to respond to, all material matters related to the Company, including transition of employee benefit matters. Any information provided pursuant to this Section 6.2 shall be subject to the terms of the Confidentiality Agreement, dated September 12, 2014, executed and delivered by Buyer to the Company.

Section 6.3Publicity.
(a)Subject to Section 6.3(b), unless otherwise required by Law (including, without limitation, securities law) based upon the reasonable advice of counsel, no party to this Agreement shall make any public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.
(b)Section 6.3(a) shall not apply to any public announcement of the occurrence of the Closing made by any party hereto following the Closing that does not contain any of the terms (financial or otherwise) of the transactions contemplated hereby.

Section 6.4Exclusivity. Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article IX, each of the Company, its Subsidiaries and the Sellers (a) shall not, and each shall cause its and its Affiliates’ respective directors, officers and other representatives not to, directly or indirectly initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than Buyer and its Affiliates (an “Acquisition Proposal”) to acquire all or any significant part of the business and properties, capital stock or capital stock equivalents of the Company, whether by merger, purchase of stock, purchase of assets, tender offer, recapitalization or otherwise, or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the proposed transaction with Buyer; and (b) shall, and each shall cause its and its Affiliates’ respective directors, officers and other representatives to, promptly notify Buyer if any of the foregoing receives any indications of interest, requests for information or offers in respect of an Acquisition Proposal.

Section 6.5Resignations. Sellers shall cause to be delivered to Buyer on the Closing Date the resignations of those directors, board observers, managers and officers of the Company and its Subsidiaries of whom Buyer shall have notified the Sellers’ Representative at least two (2) Business Days prior to the Closing Date.

Section 6.6Business Records. From and after the Closing, Buyer shall, and shall cause the Company and its Subsidiaries to, provide the Sellers’ Representative, the Sellers and their authorized representatives with reasonable access (for the purpose of examining and copying) at all reasonable times and upon reasonable notice to the books and records of the Company and its Subsidiaries with respect to periods (or portions thereof) ending on or prior to the Closing Date or in connection with any Tax matter relating to or arising out of this Agreement, any agreements ancillary thereto or the transactions contemplated by this Agreement; provided, however, that the foregoing shall not apply to any books and records if the provision of access thereto would be in violation of Law or the terms of any Contract to which any of the Company and its Subsidiaries is party, or if the Company or any of its Subsidiaries determines after consultation with counsel that the provision of access to such books and records would adversely affect the ability of the Company, its Subsidiaries, or their respective Affiliates to assert attorney client privilege, attorney work product privilege or a similar privilege or immunity with respect to any matter. Unless otherwise consented to in writing by the Sellers’ Representative or done in accordance with Buyer’s record retention policy, Buyer shall not permit the Company or any of its Subsidiaries, for a period of seven (7) years following the Closing Date, to destroy, alter or otherwise dispose of any of its books and records, or any portions thereof, relating to periods (or portions thereof) ending on or prior to the Closing Date or matters relating to this Agreement, the agreements ancillary thereto or the transactions contemplated by this Agreement without first giving at least thirty (30) days’ prior written notice to the Sellers’ Representative and offering to surrender to the Sellers’ Representative such books and records or such portions thereof.

Section 6.7Directors and Officers Indemnification and Insurance.
(a)After the Closing and for a period of six (6) years thereafter, Buyer shall cause the Company and its Subsidiaries to continue to indemnify and hold harmless each present and former manager, director and officer of the Company and its Subsidiaries (each a “Covered Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities of any nature whatsoever, incurred in connection with any Action arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company and its Subsidiaries would have been permitted under Law and/or any of the certificate of incorporation, bylaws, limited liability company agreement, certificate of formation and/or other organizational documents (each, an “Organizational Document”) of the Company and its Subsidiaries in effect on the date hereof to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under Law); provided, however, the Person to whom such expenses are advanced provides an unsecured undertaking to the Company to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.
(b)For a period of six (6) years after the Closing, Buyer shall not, and shall not permit the Company or any of its Subsidiaries to amend, repeal or modify any provision in its Organizational Documents relating to the exculpation or indemnification of any present or former managers, officers and directors (unless required by Law) without the prior written consent of Sellers’ Representative; provided that the Company may dissolve or merge out of existence the Company or any of its Subsidiaries without the prior written consent of Sellers’ Representative so long as the surviving entity maintains the same provision in its Organizational Documents relating to the exculpation or indemnification of any present or former managers, officers and directors (unless required by Law), it being the intent of the parties that the Covered Persons shall continue to be entitled to such exculpation and indemnification to the full extent of the Law.
(c)On or prior to the Closing Date, the Sellers shall cause the Company to purchase six years of tail coverage for manager, director and officer liability insurance, at the cost and expense of Sellers, which insurance policy shall provide coverage for each Covered Person comparable to the policy or policies maintained by the Company and its Subsidiaries immediately prior to the Closing for the benefit of such individuals. All costs and expenses, including any premiums, incurred in connection with obtaining such insurance policy shall be considered Transaction Expenses and shall be paid on behalf of the Company by the Sellers at the Closing. Buyer shall not, and after Closing shall not permit the Company or any of its Subsidiaries to amend, repeal or modify any provision in such insurance policy.
(d)In the event that after the Closing Date, Buyer, the Company or any of its Subsidiaries, or their respective successors or assigns, (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Company or any of its Subsidiaries, as the case may be, honor the indemnification and other obligations of such Persons, including under this Section 6.7.

Section 6.8[Intentionally Omitted].

Section 6.9Notice of Events.
(a)Between the date hereof and Closing, Sellers’ Representative may elect at any time to notify Buyer in writing of any development causing a breach of any of the representations and warranties in Article III above. If as a result of such breach, Buyer has the right to terminate this Agreement pursuant to Section 9.1(b)(ii) below and Buyer elects (i) not to exercise such right to terminate and (ii) to consummate the transactions contemplated by this Agreement, such written notice pursuant to this Section 6.9(a) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Article III above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development. If such breach does not result in Buyer having the right to terminate this Agreement pursuant to Section 9.1(b)(ii) below, Buyer shall be entitled to seek indemnification for any Adverse Consequences related to such amendment to the Disclosure Schedule in accordance with the terms and provisions of Article XI.
(b)Between the date hereof and the Closing, each Party will give prompt written notice to the other Parties of any event that could reasonably be expected to result in a breach of any of such Party’s representations and warranties set forth in Article III, Article IV or Article V above.

Section 6.10Efforts to Consummate.
(a)Each Party will use such Party’s reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII and Article VIII below).
(b)The Company shall, and shall cause each of its Subsidiaries to, give any notices to third parties, and shall use its reasonable best efforts to obtain any third party consents, in each case, as set forth in Section 2.6(b)(xi) of the Company Disclosure Schedule; provided, however, that the Company shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested except any fees that may be required to be paid under any licenses or other intellectual property agreements to which the Company or any of its Subsidiaries is party, which fees will be included in Transaction Expenses.
(c)In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use their best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use their commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

Section 6.11Tax Matters. The Parties agree as follows with respect to the period following the Closing.
(a)Tax Return Filing.
(i)Buyer shall prepare and timely (with extensions) file all Tax Returns of the Company and its Subsidiaries for any taxable period beginning before and ending after the Closing Date (the “Straddle Period”). Buyer shall pay and discharge all Taxes shown to be due on such Tax Returns before the same shall become delinquent and before penalties accrue thereon. Sellers’ Representative shall have a reasonable opportunity to review all such Tax Returns and Buyer shall not file such Tax Returns without the prior written consent of Sellers’ Representative, which shall not be unreasonably withheld, conditioned, or delayed; provided, however, that if such consent is unreasonably withheld, conditioned, or delayed, Buyer shall have the right to file such Tax Return prior to its due date (including extensions). Subject to such review by Sellers’ Representative, Sellers shall pay to the Company (as per Section 6.11(a)(iii) below), not later than five (5) Business Days prior to the due date of such Tax Returns, the amount of Taxes shown due which is attributable to the pre-Closing portion of the Straddle Period in accordance with Section 6.11(b), except to the extent that (a) the same are being contested in good faith and for which sufficient cash reserves are available (taking into account the Escrow Funds until the Escrow Funds are released), or (b) estimated Tax payments have been made by the Company or the Sellers with respect to such Taxes prior to the Closing Date. Buyer shall prepare and timely (with extensions) file all Tax Returns of the Company and its Subsidiaries for all Pre-Closing Periods that are not yet due and have not been filed as of the Closing Date. Buyer shall pay and discharge all Taxes shown to be due on such Pre-Closing Period Tax Returns before the same shall become delinquent and before penalties accrue thereon. Sellers’ Representative shall have a reasonable opportunity to review all such Tax Returns and Buyer shall not file such Tax Returns without the prior written consent of Sellers’ Representative, which shall not be unreasonably withheld, conditioned, or delayed; provided, however, that if such consent is unreasonably withheld, conditioned, or delayed, Buyer shall have the right to file such Tax Return prior to its due date (including extensions). Subject to such review by Seller’s Representative, Sellers shall pay to the Company (as per Section 6.11(a)(iii) below), not later than five (5)

Business Days prior to the due date of such Tax Returns, the amount of Taxes shown due which is attributable to such Pre-Closing Period Tax Returns prepared by Buyer, except to the extent (a) the same are being contested in good faith and for which sufficient cash reserves are available (taking into account the Escrow Funds until the Escrow Funds are released), or (b) estimated Tax payments have been made by the Company or the Sellers with respect to such Taxes prior to the Closing Date. The Tax Returns referred to in this Section 6.11(a) shall be prepared in a manner consistent with past practice, unless otherwise required by Law. An exact copy of each Tax Return filed by Buyer under this Section 6.11(a) shall be provided to Sellers’ Representative not later than ten (10) days after such Tax Return is filed.
(ii)Notwithstanding anything to the contrary in this Agreement (other than Section 11.4 (Matters Involving Third Parties)), with respect to any Pre-Closing Period and the portion of any Straddle Period ending on the Closing Date, none of Sellers, Buyer, the Company or any of its Subsidiaries shall file any Tax Return or any amended Tax Return relating to the Company or any of its Subsidiaries (or otherwise change such Tax Returns), make an election with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date, adopt or change any accounting method, surrender any right to claim a refund of Taxes, consent to the extension or waiver of any statute of limitation with respect to Taxes, or take any other action with respect to Pre-Closing Taxes and the portion of any Straddle Period ending on the Closing Date without the prior written consent of Sellers’ Representative and Buyer. If Buyer, the Company or any of its Subsidiaries is required by Law to file an amended Tax Return for the Company or any of its Subsidiaries with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date, then Sellers’ Representative shall have control over the preparation and filing of such amended Tax Returns, other than Straddle Period Tax Returns which shall be jointly controlled by Buyer and Sellers’ Representative. Buyer shall have a reasonable opportunity to review all such Tax Returns and no Party shall file such amended Tax Returns without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned, or delayed. Sellers shall pay to the Company any payment due on any such amended Tax Returns not less than five (5) Business Days prior to the due date of such amended Tax Return.
(iii)Sellers’ Representative and Buyer shall cause any payments due to the Company or any of its Subsidiaries from Sellers pursuant to this Section 6.11(a) to be paid by executing and delivering to the Escrow Agent a joint written instruction as required by the Escrow Agreement directing the Escrow Agent to disburse such amounts from the Escrow Funds to the Company or such Subsidiary, as applicable. Notwithstanding anything to the contrary set forth herein, all payments to be made by Sellers under this Section 6.11(a) shall be deemed adjustments to the Purchase Price.
(b)Allocation for Straddle Period. For purposes of this Agreement, the amount of Taxes of the Company and its Subsidiaries for any Straddle Period shall be apportioned based upon a hypothetical closing of the taxable year on the Closing Date with the Closing Date being included in the pre-Closing portion of such Straddle Period (except to the extent of any extraordinary actions taken by Buyer or the Company or its Subsidiaries after the Closing on the Closing Date); provided, however, that real and personal property Taxes and any other Tax based on length of time (and which are not based on income or sales) shall be determined by reference to the relative number of days in the pre-Closing and post-Closing portions of such Straddle Period. For the avoidance of doubt, the Parties further understand and agree that all Tax deductions attributable to the payment of the Option Cancellation Payments on the Closing Date and the payment of Transaction Expenses on or before the Closing Date shall be treated as properly allocable to the pre-Closing portion of any Straddle Period of the Company that includes the Closing Date for U.S. Federal income Tax purposes and state income Tax purposes.
(c)Refunds. The cash amount of any refund (or offset or credit against current Taxes due) of any Tax of the Company or any of its Subsidiaries (plus any cash interest received or credited with respect thereto) from the applicable taxing authorities for any Pre-Closing Period or attributable to any pre-Closing portion of a Straddle Period as determined pursuant to Section 6.11(b) (including any such refund arising from amended Tax Returns filed after the Closing Date) shall be for the account of Sellers, and, if received by Buyer, the Company or any of its Subsidiaries, or any of their respective Affiliates, shall be (i) paid by Buyer to Sellers’ Representative, to be paid to Sellers in accordance with each Seller’s respective Allocable Portion of such refund, and (ii) deposited with the Company, for payment through payroll to the Option Holders in accordance with each Option Holder’s Allocable Portion of such refund, less any applicable Employment Taxes, in each case, within ten (10) Business Days after any such refund is received, credited, or applied as an offset, as the case may be. Any such refund of Taxes of the Company or any of its Subsidiaries for any Straddle Period shall be apportioned among Sellers, on the one hand, and Buyer, on the other hand, in the same manner as the liability for such Taxes is apportioned pursuant to Section 6.11(b). Buyer shall not carry back losses or other Tax attributes from a taxable period that commences after the Closing Date to a Pre-Closing Period.
(d)Transfer Taxes. Buyer shall be responsible for the preparation and filing of Tax Returns (including any documentation) with respect to all transfer, documentation, sales, use, stamp, registration, and similar Taxes incurred in connection with this Agreement or any transaction contemplated hereby. Buyer, on the one hand, and Sellers, on the other hand, shall each pay fifty percent (50%) of the amount of any such Taxes when Buyer files such Tax Returns.
(e)Cooperation. Sellers and Buyer agree to furnish or cause to be furnished to each other, and upon request, as promptly as practicable, such information and assistance (including access to books and records) as is reasonably necessary for preparation of any return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to the Tax liability of the Company or any of its Subsidiaries. Such cooperation shall include the retention and provision of records and information, for a period equal to the relevant statute of limitations plus sixty (60) days, that is reasonably relevant to any such return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding. The requesting party shall bear all out-of-pocket costs and expenses incurred by the other party hereto in providing such assistance. Each Party shall use its best efforts to obtain any certificate or other document from any Governmental Entity or any other Person which could cause a reduction, mitigation, or elimination of any Tax contemplated by this Agreement.
(f)Certain Expenses. The Parties intend that the Company will join Buyer’s consolidated Tax group upon the acquisition by Buyer of the Company and, as a result, the Tax year of the Company will end for Federal income Tax purposes at the end of the Closing Date. The Parties intend and agree that the Federal income Tax Return of the Company for such Tax year shall be prepared in accordance with Treasury Regulation section 1.1502-76(b)(1)(ii) and that all items of loss and expense deductions resulting from or attributable to the Option Cancellation Payments and the Transaction Expenses are properly allocable to the Tax period ending on the Closing Date and shall be included as deductions on the income Tax Return of the Company for such Tax period. In the event that the calculation of income Tax for a taxable period ending on the Closing Date results in a net loss (taking into account the deductions for the Option Cancellation Payments, all Transaction Expenses paid on or prior to the Closing Date and the amounts paid to terminate the equity plans or similar compensation arrangements as per Treasury Regulations Section 1.1502-76), then the Company shall, if permitted by Law, carry back the net loss to prior years in order to generate a Tax refund, credit or offset against Tax for Sellers’ benefit, subject to and in accordance with the provisions of Section 6.11(c). To the extent any such net loss (or a portion thereof) actually generates a Tax refund, credit or offset against current Tax attributable to the post-Closing portion of any Straddle Period or any Post Closing Period (determined in accordance with Section 6.11(b)), Sellers shall be entitled to the benefit of any such actual Tax refund, current credit or current offset against Tax, subject to and in accordance with the provisions of Section 6.11(c).

(g)No Section 338 or 336 Election. Neither Buyer nor any Affiliate thereof shall make an election under Section 338 of the Code or any similar provision of state or local Law with respect to the purchase of the stock of Company. Neither Seller, Company, nor any Affiliate thereof shall make an election under Section 336(e) of the Code or any similar provision of state or local Law with respect to the purchase of the Company Shares.
(h)Disputes. In the event that a dispute arises between Sellers and Buyer as to the amount of Taxes or indemnification or any matter relating to Taxes attributable to the Company and its Subsidiaries, the parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved thirty (30) calendar days thereafter, the parties shall submit the dispute to McGladrey LLP (or, if McGladrey LLP is unavailable, another independent accounting firm mutually agreed upon in good faith by Sellers’ Representative and Buyer) for resolution, which resolution shall be final, conclusive and binding on the parties. Notwithstanding anything in the Agreement to the contrary, the fees and expenses of McGladrey LLP or such other independent account firm in resolving this dispute shall be borne equally by Sellers and Buyer.

Section 6.12Intercompany Liabilities; Release of Liens.
(a)Prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, settle all intercompany accounts that are unpaid as of the Closing Date between the Company and its Subsidiaries, on the one hand, and Sellers and their subsidiaries, if any, on the other hand.
(b)Prior to or contemporaneous with the Closing the Company shall (i) cause the Indebtedness listed on Section 3.9 of the Company Disclosure Schedule to be paid in full, (ii) cause to be released all Liens, other than Permitted Liens, upon any of the properties and assets of the Company and its Subsidiaries, and (iii) file, or cause to be filed, termination statements to release any Liens in respect of such Indebtedness.

Section 6.13Further Assurances. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article IX, and from time to time after the Closing as and when reasonably requested by the other parties hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents, conveyances, assurances and instruments and shall take, or cause to be taken, all such further or other actions as the other parties hereto may reasonably require to confirm and assure the rights and obligations provided for in this Agreement and to consummate the transactions contemplated by this Agreement, including, executing and delivering to such other parties such assignments, deeds, bills of sale, consents and other instruments as such other parties may reasonably request as necessary or desirable for such purpose.

Section 6.14Non-Compete; Non-Solicitation.
(a)For a period of five years commencing on the Closing Date (the “Restricted Period”), each of Stacey L. Marsh and Michael E. Marsh shall not, and shall not permit any of his or her respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and its Subsidiaries and customers or suppliers of the Company and its Subsidiaries. Notwithstanding the foregoing, each of Stacey L. Marsh and Michael E. Marsh may (x) own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person and (y) engage in the Restricted Business in the Territory following the Closing in connection with his or her employment with, or otherwise providing services to, the Buyer or its Affiliates (including the Company and its Subsidiaries).
(b)During the Restricted Period, each of Stacey L. Marsh and Michael E. Marsh shall not, and shall not permit any of their respective Affiliates to, and each of the Significant Sellers shall not, directly or indirectly, hire or solicit any employee of the Company or its Subsidiaries or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.14(b) shall prevent any of Stacey L. Marsh, Michael E. Marsh, any of their respective Affiliates or the Significant Sellers from hiring (i) any employee whose employment has been terminated by the Company or its Subsidiaries or Buyer or (ii) after 90 days from the date of termination of employment, any employee whose employment has been terminated by the employee.
(c)Each of Stacey L. Marsh, Michael E. Marsh and the Significant Sellers, as applicable, acknowledges that a breach or threatened breach of this Section 6.14 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any such Person, as applicable, of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(d)Each of Stacey L. Marsh, Michael E. Marsh and the Significant Sellers, as applicable, acknowledges that the restrictions contained in this Section 6.14 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.14 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.14 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.15Non-Disparagement.
(a)Each Seller agrees that such Seller shall, and shall cause such Seller’s officers, directors and Affiliates to, neither, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing in any way Buyer, the Company, the Subsidiaries of the Company, or any of their respective officers, directors or Affiliates nor, directly or indirectly, engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of Buyer, the Company, the Subsidiaries of the Company, or any of their respective officers, directors and Affiliates, the reputation of any of the foregoing, in each case, except to the extent required by Law, and then only after consultation with the Company to the extent possible, or to enforce the terms of this Agreement.

(b)Each of the Buyer, the Company, and the Subsidiaries of the Company shall, and shall cause their respective officers, directors and Affiliates to, neither, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing in any way any Seller or any Seller’s officers, directors or Affiliates nor, directly or indirectly, engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill or reputation of any Seller or any Seller’s officers, directors or Affiliates, in each case, except to the extent required by Law, and then only after consultation with such Seller to the extent possible, or to enforce the terms of this Agreement.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyer in writing signed by the Buyer) of the following conditions as of the Closing Date:
Section 7.1Representations and Warranties.
(a)Each of the Special Sellers’ Representations (other than the representations and warranties set forth in Sections 3.14, 3.22 and 4.5) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)Each of the representations and warranties of the Sellers and the Company contained in Articles III and IV (including the representations and warranties set forth in Sections 3.14, 3.22 and 4.5 but excluding the other Special Sellers’ Representations) shall be true and correct in all respects (without giving effect to any qualifications as to materiality or Material Adverse Effect or similar terms) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure to be true and correct, individually or in the aggregate, has not had, and could not reasonably be expected to have a Material Adverse Effect.

Section 7.2Covenants and Agreements. The Company, its Subsidiaries and the Sellers shall have performed and complied in all material respects with each of the covenants and agreements required by this Agreement to be performed and complied with by them prior to or on the Closing Date; provided, that, with respect to obligations that are qualified by materiality, the Company, its Subsidiaries and the Sellers, as applicable, shall have performed such obligations, as so qualified, in all respects.

Section 7.3Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

Section 7.4Officer’s Certificate. Buyer shall have received a certificate, signed by an executive officer of the Company and each of its Subsidiaries and dated as of the Closing Date, certifying that each of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 have been satisfied.

Section 7.5Secretary’s Certificate. Buyer shall have received a certificate, signed by the secretary of the Company and each of its Subsidiaries, certifying as to (a) its certificate of incorporation or similar formation document, certified by the secretary of state of its jurisdiction of incorporation or formation within twenty (20) days prior to Closing, (b) its by-laws or similar governing document, (c) the resolutions of its board of directors (or similar governing body or Person) authorizing the execution and delivery of the Transaction Documents to which such Person is party and the consummation of the transactions contemplated by this Agreement to the extent party hereto and (d) the names and signatures of the officers of such Person authorized to sign the Transaction Documents to which such Person is party. Buyer shall have received a certificate, signed by the secretary of each Significant Seller, certifying as to (a) resolutions of its board of directors (or similar) authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (b) certifying the names and signatures of the officers of such Significant Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

Section 7.6Legal Prohibition. No Law shall be in effect and no Judgment shall have been entered, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated by this Agreement or declares unlawful the transactions contemplated by this Agreement or would cause any of the transactions contemplated by this Agreement to be rescinded, and no Action shall be pending or threatened that could result in any of the foregoing.

Section 7.7Receipt of Title Insurance. Buyer shall have received an ALTA Owner’s Policy of Title Insurance for the owned real property, or a binding commitment to issue such a policy (the “Title Insurance”) issued by a title company reasonably acceptable to the Buyer (the “Title Company”), insuring that title to the owned real property is vested in the Company as of the Closing, subject only to the Permitted Liens and other matters of record which do not materially impair the occupancy or use of such owned real property and which do not, individually or in the aggregate, materially detract from the value of such owned real property; provided, that Buyer shall, promptly following the execution of this Agreement, order a title report prepared by the Title Company, which title report shall set forth the status of title to the owned real property and Buyer shall forward a copy of such title report to Sellers’ Representative promptly upon its receipt thereof. The Sellers shall provide to the Title Company affidavits in form and substance as attached as Exhibit E hereto.

Section 7.8Closing Deliveries. The closing deliveries of Sellers or the Company set forth in Section 2.6 shall have been delivered to Buyer.

Section 7.9Marsh Employment Agreements. The Marsh Employment agreements shall not have been amended, terminated or modified.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS
The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Sellers’ Representative in writing) of the following conditions as of the Closing Date:
Section 8.1Representations and Warranties.
(a)Each of the Special Buyer Representations (other than the representations and warranties set forth in Section 5.4) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)Each of the other representations and warranties of Buyer contained in Article V (including the representations and warranties set forth in Section 5.4 but excluding the other Special Buyer Representations) shall be true and correct in all respects (without giving effect to any qualifications as to materiality or Material Adverse Effect or similar terms) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure to be true and correct, individually or in the aggregate, has not had, and could not reasonably be expected to have a Buyer Material Adverse Effect.

Section 8.2Covenants and Agreements. Buyer shall have performed and complied in all material respects with each of the covenants and agreements required by this Agreement to be performed and complied with by it prior to or on the Closing Date; provided, that, with respect to obligations that are qualified by materiality, Buyer shall have performed such obligations, as so qualified, in all respects.

Section 8.3Officer’s Certificate. Buyer shall have delivered to the Sellers’ Representative a certificate, signed by an executive officer of Buyer and dated as of the Closing Date, certifying that each of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied.

Section 8.4Secretary’s Certificate. Sellers’ Representative shall have received a certificate, signed by the secretary of the Buyer, certifying as to (a) its certificate of incorporation or similar formation document, certified by the secretary of state of its jurisdiction of incorporation or formation within twenty (20) days prior to Closing, (b) its by-laws or similar governing document, (c) the resolutions of its board of directors (or similar governing body or Person) authorizing the execution and delivery of the Transaction Documents to which such Person is party and the consummation of the transactions contemplated by this Agreement and (d) the names and signatures of the officers of Buyer authorized to sign the Transaction Documents to which Buyer is party.

Section 8.5Legal Prohibition. No Law shall be in effect and no Judgment shall have been entered, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated by this Agreement or declares unlawful the transactions contemplated by this Agreement or would cause any of the transactions contemplated by this Agreement to be rescinded, and no Action shall be pending or threatened that could result in any of the foregoing.

ARTICLE IX
TERMINATION

Section 9.1Termination. This Agreement may be terminated on or prior to the Closing Date as follows:
(a)by the mutual written consent of Buyer and the Sellers’ Representative;
(b)by Buyer upon written notice to Sellers’ Representative:

(i)if the transactions contemplated by this Agreement have not been consummated on or before May 11, 2015 (the “Termination Date”) by reason of the failure of any condition set forth in Article VII to be satisfied (other than through the failure of Buyer or any of its Affiliates to comply fully with its obligations under this Agreement); or
(ii)if Buyer is not in material breach of its representations, warranties, covenants or agreements under this Agreement and there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company or any Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 7.1, 7.2 or 7.3 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Buyer or cured on or prior to the Termination Date;
(c)by Sellers’ Representative upon written notice to Buyer:
(i)if the transactions contemplated by this Agreement have not been consummated on or before the Termination Date by reason of the failure of any condition set forth in Article VIII to be satisfied (other than through the failure of the Company, Sellers’ Representative, any Seller or any of their Affiliates to comply fully with its obligations under this Agreement); or
(ii)if the Company or any Seller is not in material breach of its representations, warranties, covenants or agreements under this Agreement and there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Buyer contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 8.1 or 8.2 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Sellers’ Representative or cured on or prior to the Termination Date;
(d)by Buyer or the Sellers’ Representative, upon written notice to the other, if a court of competent jurisdiction or any other Governmental Entity shall have issued a final, non-appealable Judgment preventing or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

Section 9.2Survival After Termination. If this Agreement is terminated in accordance with Section 9.1, this Agreement shall become void and of no further force and effect; except that Article XII (General Provisions) shall survive the termination of this Agreement and that nothing herein shall relieve any party hereto from any liability for fraud or any willful and material breach of the provisions of this Agreement prior to such termination.

ARTICLE X
SELLERS’ REPRESENTATIVE

Section 10.1Appointment of Sellers’ Representative; Authority to Act. From and after the Closing Date, Sellers’ Representative shall act as the representative of Sellers, and shall be authorized to act on behalf of Sellers and to take any and all actions required or permitted to be taken by Sellers or Sellers’ Representative under this Agreement and any other Transaction Document, including any actions with respect to (i) any adjustments to the Estimated Purchase Price contemplated by Section 2.4, (ii) any claims for indemnification pursuant to Section 6.11 or Section 11.2, (iii) any actions to be taken by Sellers’ Representative pursuant to the terms of the Escrow Agreement (including the exercise of the power to (A) authorize the delivery of all or any portion of the Escrow Funds to Buyer in satisfaction of the indemnification obligations of Sellers hereunder, (B) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any claims for indemnification, and (C) take all actions necessary in the judgment of Sellers’ Representative for the accomplishment of the foregoing); and (iv) any other actions to be taken by

Sellers’ Representative pursuant to the terms of this Agreement or any other Transaction Document. The execution of this Agreement by Sellers shall constitute approval of the appointment of Sellers’ Representative and all actions of Sellers’ Representative pursuant to this Agreement, the Escrow Agreement and any other Transaction Document. In all matters relating to Section 6.11 and Section 11.2, Sellers’ Representative shall be the only party entitled to assert the rights of Sellers, and Sellers’ Representative shall perform all of the obligations of Sellers under this Agreement. Buyer shall be entitled to rely on all statements, representations and decisions of Sellers’ Representative.

Section 10.2Actions Taken by Sellers’ Representative. Sellers shall be bound by all actions or inactions taken by Sellers’ Representative in his, her or its capacity thereof. Sellers’ Representative shall, at all times, act in his, her or its capacity as Sellers’ Representative in a manner that Sellers’ Representative reasonably believes to be in the best interest of Sellers. Neither Sellers’ Representative nor any of its directors, officers, agents or employees, if any, shall be liable to any Person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement, the Escrow Agreement or any other Transaction Document, except in the case of its bad faith or willful misconduct. Anything in this Agreement to the contrary notwithstanding, in no event shall Sellers’ Representative be liable to Sellers for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Sellers’ Representative has been advised of the likelihood of such loss or damage and regardless of the form of action. Sellers’ Representative may consult with legal counsel, independent public accountants and other experts selected by it, the reasonable fees and expenses of which advisors shall be paid by Sellers. Sellers’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the Escrow Agreement or any other Transaction Document.

Section 10.3Indemnification of Sellers’ Representative. Sellers, jointly and severally, shall indemnify and hold harmless and reimburse Sellers’ Representative from and against any and all Adverse Consequences suffered or incurred by Sellers’ Representative arising out of or resulting from any action taken or omitted to be taken by Sellers’ Representative under this Agreement, the Escrow Agreement or any other Transaction Document, other than such Adverse Consequences arising out of or resulting from Sellers’ Representative’s bad faith or willful misconduct.

Section 10.4Reserve Account.
(a)Sellers hereby authorize Sellers’ Representative to establish an account (the “Reserve Account”) for the purposes set forth in this Article X. Sellers’ Representative is hereby authorized to use the funds in the Reserve Account to satisfy (i) all costs and expenses of Sellers’ Representative on behalf of itself as Sellers’ Representative or other obligations or expenses in each case incurred by Sellers’ Representative in connection with the performance of its duties for the benefit of Sellers (including, the fees and expenses of attorneys, accountants and other representatives of Sellers or Sellers’ Representative) and (ii) for any other purpose reasonably determined by Sellers’ Representative relating to its obligations to Sellers and/or Sellers’ obligations pursuant to this Agreement or any other Transaction Document. Any funds remaining in the Reserve Account as of the date on which Sellers’ Representative reasonably and in good faith determines to release the Reserve Account which shall be based upon the status of any remaining obligations or claims of Sellers’ Representative pursuant to this Agreement or any other Transaction Document (the “Reserve Termination Date”) shall be (i) distributed to Sellers pursuant to their Allocable Portion and (ii) deposited with the Company, for payment, through payroll within three (3) Business Days thereafter, to the Option Holders pursuant to their Allocable Portion; provided, however, that Sellers’ Representative may in its reasonable discretion authorize the distribution of all or part of the Reserve Account prior to the Reserve Termination Date. Sellers and Option Holders shall be responsible for any amounts in excess of the Reserve Account based on their respective Allocable Portions.

(b)Reimbursement for all reasonable fees, expenses, disbursements and advances incurred by Sellers’ Representative in connection with performing the obligations of Sellers’ Representative under this Article X will be paid from the Reserve Account to the extent that funds are available. Notwithstanding anything to the contrary contained in this Agreement, Sellers’ Representative shall only be required to make the payments contemplated by this Agreement from the Reserve Account or other funds collected from Sellers by Sellers’ Representative, and Sellers’ Representative shall have no obligation to advance funds for any Seller or otherwise pay Buyer on behalf of any Seller pursuant to any of the provisions contained in this Agreement or any other Transaction Document.

Section 10.5Reliance. Each Seller hereby agrees to the following:
(a)In all matters in which action by Sellers’ Representative is required or permitted, Sellers’ Representative is authorized to act on behalf of such Seller, notwithstanding any dispute or disagreement among Sellers or between any Seller and Sellers’ Representative, and Buyer shall be entitled to rely on any and all action taken by Sellers’ Representative under this Agreement and the Escrow Agreement without any liability to, or obligation to inquire of, any Seller, notwithstanding any knowledge on the part of Buyer of any such dispute or disagreement.
(b)Notice to Sellers’ Representative, delivered in the manner provided in Section 12.6, shall be deemed to be notice to all Sellers for purposes of this Agreement or as provided in the Escrow Agreement.
(c)The power and authority of Sellers’ Representative, as described in this Agreement, shall continue in force until all rights and obligations of Sellers under this Agreement or the Escrow Agreement shall have terminated, expired or been fully performed.
(d)A majority-in-interest of Sellers shall have the right, exercisable from time to time upon written notice delivered to Sellers’ Representative and Buyer, to remove Sellers’ Representative, with or without cause, and to appoint a Person (or, in the case of a Seller that is a corporation, partnership, limited liability company or trust, an officer, manager, employee or partner of such Seller) to fill a vacancy caused by the death, resignation or removal of Sellers’ Representative.
(e)If Sellers’ Representative resigns or is removed or otherwise ceases to function in its capacity as such for any reason whatsoever, and no successor is appointed pursuant Section 10.5(d) within thirty (30) days, then Buyer shall have the right to appoint a Seller to act as Sellers’ Representative to serve as described in this Agreement.

ARTICLE XI
REMEDIES FOR BREACHES OF THIS AGREEMENT

Section 11.1Survival of Representations and Warranties. All of the representations and warranties contained in Articles III, IV and V shall survive the Closing hereunder for fifteen (15) months following the Closing Date; provided, however, that (a) the representations and warranties set forth in Section 3.1 (Organization and Corporate Power; Authorization), Section 3.3 (Authorized and Outstanding Stock), Section 3.4 (Subsidiaries), Section 3.22 (Brokers), Section 4.1 (Organization), Section 4.2 (Authorization of Transaction), Section 4.4 (Title to Shares) and Section 4.5 (Brokers) (collectively with the representations set forth in Section 3.14 (Tax Matters), the “Special Sellers’ Representations”), and Section 5.1 (Organization of Buyer), Section 5.2 (Authorization of Transaction), and Section 5.4 (Brokers) (collectively, the “Special Buyer Representations”) shall survive the Closing hereunder indefinitely, and (b) the representations and warranties set forth in Section 3.14 (Tax Matters), Section 3.21 (Employee Benefit Plans) and Section 3.23 (Environmental Matters) shall survive the Closing hereunder until thirty (30) days following the expiration of the applicable statute of limitations. The covenants made by the Parties herein shall survive in accordance with their respective terms, and if no specific term is specified, in perpetuity. Any claims under this Agreement with respect to a breach of a representation and warranty or covenant must be asserted by written notice within the applicable survival period contemplated by this Section 11.1, and if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved.

Section 11.2Indemnification Provisions for Buyer’s Benefit.
(a)Provided that Buyer makes a written claim for indemnification to Sellers’ Representative pursuant to Section 11.6 within the applicable survival period set forth in Section 11.1, then, from and after the Closing:
(i)each Seller and each Option Holder shall severally (in accordance with their respective Allocable Portions), but not jointly (except that each Significant Seller shall jointly and severally relative solely to each Option Holder), indemnify each of Buyer and its officers, directors, employees and Affiliates (collectively, “Buyer Indemnitees”) from and against any Adverse Consequences Buyer Indemnitees shall suffer resulting from or arising out of (A) any breach of any representation or warranty made by the Company in this Agreement, (B) any non-performance or breach by the Company of any covenant or agreement of the Company set forth in this Agreement, (C) all Taxes for all Pre-Closing Periods and the portion of any Straddle Period ending on the Closing Date, (D) any unpaid Indebtedness of the Company, excluding, for the avoidance of doubt, Indebtedness that is paid in connection with the Closing and results in a reduction of the Final Purchase Price to be received by Sellers and Option Holders pursuant to Section 2.2, and (E) any unpaid Transaction Expenses, excluding, for the avoidance of doubt, Transaction Expenses that are paid in connection with the Closing and result in a reduction of the Final Purchase Price to be received by Sellers and Options Holders pursuant to Section 2.2.
(ii)each Seller shall severally indemnify Buyer Indemnitees from and against any Adverse Consequences Buyer Indemnitees shall suffer resulting from or arising out of (A) any breach of any representation or warranty made by such Seller in this Agreement, or (B) any non-performance or breach by such Seller of any covenant or agreement of such Seller set forth in this Agreement; and
(b)Notwithstanding anything to the contrary set forth herein, and subject to the immediately following sentence, (i) no Seller or Option Holder shall have any obligation to indemnify Buyer Indemnitees from and against any Adverse Consequences in respect of Section 11.2(a)(i)(A) until such time as the Buyer Indemnitees have suffered Adverse Consequences by reason of all such breaches in excess of $500,000 (the “Basket”) (at which point Sellers and Option Holders, as applicable, will be obligated to indemnify the Buyer Indemnitees from and against the entire amount of Adverse Consequences from the first dollar); provided, however, that the Sellers and Option Holders shall not be liable to the Buyer Indemnitees for any individual or series of related Adverse Consequences pursuant to Section 11.2(a)(i)(A) that do not exceed $20,000 (each a “Minor Claim”), and Minor Claims shall not be included in the computation of the Basket, and (ii) the aggregate liability of Sellers and Option Holders pursuant to Sections 11.2(a)(i)(A) and 11.2(a)(ii)(A) shall be limited to $6,500,000 (such amount, the “Cap”). Notwithstanding anything to the contrary set forth herein, claims for indemnification made pursuant to Section 11.2(a) with respect to Adverse Consequences arising out of (x) any breaches of the Special Sellers’ Representations or (y) the fraud or criminal activity of any Seller or the Company, shall not be subject to the Basket (or taken into account in determining whether the Basket has been met) or the Cap; provided, however, that in no event shall the liability of any Seller or Option Holder to indemnify Buyer Indemnitees hereunder exceed the aggregate amount of proceeds actually received by such Person from Buyer pursuant to this Agreement.

(c)Notwithstanding anything to the contrary set forth herein, no Seller or Option Holder shall be obligated to indemnify Buyer Indemnitees against any Adverse Consequences with respect to (i) any Adverse Consequences with respect to any matter to the extent that such matter was reflected in the calculation of Final Working Capital or, (ii) any Taxes (or related Adverse Consequences) with respect to taxable periods, or portions thereof, that begin after the Closing Date (including the Post Closing portion of any Straddle Period), except for any penalties and interest related to Taxes (or related Adverse Consequences) with respect to taxable periods, or portions thereof, after the Closing Date and before June 30, 2016, arising from or relating to any breach of any representations or warranties by the Company and covenants regarding Taxes, or (iii) any Taxes (or related Adverse Consequences) that are directly attributable to a breach by the Buyer or the failure of the Buyer to perform any covenant or other agreement in Section 6.11.

Section 11.3Indemnification Provisions for Sellers’ Benefit.
(a)Provided that Sellers’ Representative makes a written claim for indemnification to Buyer pursuant to Section 11.6 within the applicable survival period set forth in Section 11.1, then, from and after the Closing, Buyer shall indemnify Sellers and their respective officers, directors, employees and Affiliates from and against any Adverse Consequences any Seller shall suffer resulting from or arising out of:
(i)any breach of any representation or warranty made by Buyer in this Agreement; and
(ii)any non-performance or breach by Buyer of any covenant or agreement of Buyer set forth in this Agreement.
(b)Notwithstanding anything to the contrary set forth herein, and subject to the immediately following sentence, (i) Buyer shall have no obligation to indemnify Sellers and their and their respective officers, directors, employees and Affiliates from and against any Adverse Consequences in respect of Section 11.3(a)(i) until such time as Sellers have suffered Adverse Consequences by reason of all such breaches in excess of the Basket (at which point Buyer will be obligated to indemnify Sellers from and against the entire amount of Adverse Consequences from the first dollar), and (ii) the aggregate liability of Buyer pursuant to Section 11.3(a)(i) shall be limited to the Cap. Notwithstanding anything to the contrary set forth herein, claims for indemnification made pursuant to Section 11.3(a) with respect to Adverse Consequences arising out of (x) any breaches of the Special Buyer Representations or (y) the fraud or criminal activity of Buyer shall not be subject to the Basket (or taken into account in determining whether the Basket has been met) or the Cap.

Section 11.4Matters Involving Third Parties.
(a)If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article XI, then the Indemnified Party shall promptly (and in any event within ten (10) Business Days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing. The right of an Indemnified Party to be indemnified under this Article XI in respect of a Third Party Claim shall not be adversely affected by a failure to give such written notice unless, and then only to the extent that, an Indemnifying Party is prejudiced thereby.
(b)Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of such Indemnifying Party’s choice reasonably satisfactory to the Indemnified Party; provided, however if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company (provided, that, in such case in no event will the Indemnified Party consent to the entry of any judgment, enter into any settlement or admit any liability with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (such consent not to be withheld unreasonably), or (y) seeks an injunction or other equitable relief against the Indemnified Party; provided, further, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party. If the Indemnifying Party elects to assume the defense of any such Third Party Claim, then:
(i)the Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required;
(ii)the Indemnified Party shall make available to the Indemnifying Party all non-privileged books, records, and other documents and materials that are under the direct or indirect control of the Indemnified Party or any of the Indemnified Party’s Representatives and that the Indemnifying Party considers necessary or desirable for the defense of such Third Party Claim;
(iii)the Indemnified Party shall execute such documents and take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise, or adjustment relating to, such Third Party Claim; and
(iv)the Indemnified Party shall otherwise fully cooperate as reasonably requested by the Indemnifying Party in the defense of such Third Party Claim.
(c)If the Indemnifying Party elects not to assume the defense of such Third Party Claim, then the Indemnified Party shall proceed diligently to defend such Third Party Claim with the assistance of counsel reasonably satisfactory to the Indemnifying Party; provided, however, that in no event will the Indemnified Party consent to the entry of any judgment, enter into any settlement or admit any liability with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be withheld unreasonably). The fees and disbursements of such counsel for the Indemnified Party shall be at the expense of the Indemnifying Party.

Section 11.5Determination of Adverse Consequences.
(a)Notwithstanding any provision of this Agreement, no party shall be liable for, and the definition of Adverse Consequences shall not include, any consequential, incidental or indirect damages, exemplary, special, multiple or punitive damages, including decline in value, or loss of revenue, profits or income, or loss of business reputation or opportunity relating to the breach of this Agreement, other than any such Adverse Consequences (i) included in a Third Party Claim or (ii) incurred by an Indemnified Party as a result of or in connection with the fraud, willful misconduct, or intentional misrepresentation of the Indemnifying Party.

(b)For purposes of computing the amount of Adverse Consequences incurred by any Person, the amount of Adverse Consequences incurred by such Person shall be reduced: (i) by an amount equal to the amount of any net Tax benefit actually realized by the Indemnified Party or any of such Person’s Affiliates during the Indemnified Party’s Tax period in which the Adverse Consequences are realized (and the following two (2) periods) as a result of such Adverse Consequences (but in no event shall the indemnifying party have a right to examine the indemnified Person’s Tax Returns); and (ii) an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments, or reimbursements actually received by such Person or any of such Person’s Affiliates in connection with such Adverse Consequences or the circumstances giving rise thereto (less related costs and expenses including the costs of pursuing any related insurance claims). If the cash benefit has not been obtained at the time the Indemnifying Party makes the payment, the Indemnifying Party shall pay the full amount of the Adverse Consequences. Within thirty (30) days after the actual receipt of such cash benefit by the Indemnified Party, the Indemnified Party shall pay such amount to the Indemnifying Party.
(c)All indemnification payments under this Article XI shall be deemed adjustments to the Purchase Price for Tax purposes.

Section 11.6Notice of Claims.
(a)If any Seller believes that it has suffered or incurred any Adverse Consequences, such Seller shall notify Sellers’ Representative describing such Adverse Consequences in sufficient detail to permit Sellers’ Representative to provide the information required by this Article XI. Sellers’ Representative shall have the sole discretion and authority to determine whether or not to seek indemnification with respect to such Adverse Consequences.
(b)Other than any claims for indemnification hereunder resulting from or in connection with any Third Party Claim, the mechanics of which claims shall be governed by Section 11.4, if (i) Buyer believes that it has suffered or incurred any Adverse Consequences with respect to which indemnification is permitted hereunder, it shall so notify Sellers’ Representative, or (ii) in accordance with and subject to Section 11.6(a), Sellers’ Representative has received notice of the incurrence by any Seller of an Adverse Consequence with respect to indemnification is permitted hereunder, Sellers’ Representative shall so notify Buyer. Any notice given pursuant to this Section 11.6 shall be in writing and shall describe the applicable Adverse Consequences, the claimed dollar amount thereof, if known, and the method of computation thereof, all, to the extent practical, with reasonable particularity and containing a reference to the provisions of this Agreement or any certificate delivered pursuant hereto, in respect of which such Adverse Consequences shall have occurred.

Section 11.7Payments. The Escrow Funds shall be held by the Escrow Agent solely to pay for any adjustment to the Estimated Purchase Price in accordance with Section 2.4(g) and for the indemnification obligations set forth in Section 11.2. In the event that any portion of the Escrow Funds is used to satisfy any obligation due hereunder in respect of a Seller’s breach of any representation or warranty of such Seller set forth in Article IV, such Seller shall immediately deposit the amount so paid into the Escrow Funds. All Adverse Consequences relating to claims for indemnification pursuant to Section 11.2(a) shall be satisfied as follows: (i) first, out of the portion of the Escrow Funds, if any, then held in escrow and not previously distributed pursuant to the terms of the Escrow Agreement, and (ii) thereafter, by Sellers and Option Holders, severally (in accordance with their respective Allocable Portions), and not jointly (except that each Significant Seller shall be jointly and severally liable relative solely to each Option Holder), by wire transfer of immediately available funds to an account specified by Buyer. In the event that Buyer is obligated to pay any amounts in satisfaction of one or more claims for indemnification against it hereunder, Buyer shall make such payment as directed by Sellers’ Representative.

Section 11.8Materiality Scrape. For purposes of this Article XI, any inaccuracy in or breach of any representation or warranty (other than the representations and warranties contained in Sections 3.12(a) and 3.30) shall be determined without regard to any materiality, Material Adverse Effect, Material Adverse Change or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 11.9Exclusive Remedy. Buyer and Sellers acknowledge and agree that, subsequent to the Closing, the foregoing indemnification provisions in this Article XI shall be the exclusive remedy of Buyer and Sellers with respect to claims arising under, as a result of or relating to this Agreement, the transactions contemplated by this Agreement or the Company, other than in the event of actual fraud or intentional misrepresentation of Buyer or Sellers, as applicable; provided that the foregoing shall not preclude a party from seeking specific performance, injunctive relief or other equitable remedies.

Section 11.10Contribution and Waiver. From and after the Closing, except as otherwise expressly provided herein, no Seller shall seek indemnification or contribution from the Company or any of its Subsidiaries (including by reason of the fact that he or it was a director, officer, employee or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity) for any breach or in respect of any other payment required to be made by the Sellers pursuant to this Agreement or any Transaction Document.

ARTICLE XII
MISCELLANEOUS

Section 12.1No Third-Party Beneficiaries. Except as set forth in Section 6.7, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 12.2Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 12.3Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of such Party’s rights, interests, or obligations hereunder without the prior written approval of each of Buyer and Sellers’ Representative; except that Buyer may assign this Agreement to any Subsidiary of Lancaster Colony Corporation, an Ohio corporation, without the prior written consent of Sellers’ Representative provided that Buyer shall not be released from its obligations hereunder.

Section 12.4Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or electronically scanned copies), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 12.5Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.6Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) when sent to the recipient by facsimile or electronically scanned transmission and receipt has been confirmed in writing by the recipient, or (iv)

three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers’ Representative:	NCP-Flatout Seller Rep LLC
c/o North Castle Partners
183 East Putnam Avenue
Greenwich, CT 06830
Facsimile: (203) 862-3271
Attention: Lou Marinaccio
E-mail: lou@northcastlepartners.com

Copy (which shall not constitute notice) to:	Morrison Cohen LLP
909 Third Avenue
New York, NY 10022
Facsimile: (212) 735-8708
Attention: David A. Scherl and Steven Cooperman
E-mail: dscherl@morrisoncohen.com
scooperman@morrisoncohen.com

Copy (which shall not constitute notice) to:	Jaffe Raitt Heuer & Weiss, P.C.
27777 Franklin Road, Suite 2500
Southfield, MI 48034
Facsimile: (248) 351-3000
Attention: Arthur A. Weiss
E-mail: aweiss@jaffelaw.com

If to Buyer:	c/o Lancaster Colony Corporation
37 W. Broad Street
Suite 500
Columbus, OH 43215
Attention: General Counsel
E-mail: mshurte@lancastercolony.com

Copy (which shall not constitute notice) to:	Porter Wright Morris & Arthur LLP
41 S. High Street
Columbus, OH 43215
Attention: Robert J. Tannous
E-mail: rtannous@porterwright.com

If to any Seller, to such Seller’s address set forth on Schedule I hereto. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties written notice in the manner herein set forth.

Section 12.7GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 12.8SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.
(a)EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF (i) THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY AND (ii) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY AND AGREES THAT ALL CLAIMS IN RESPECT OF THE SUIT, ACTION OR OTHER PROCEEDING SHALL BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY WAIVES ANY DEFENSE OF IMPROPER VENUE OR INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 12.6. NOTHING IN THIS SECTION 12.8, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.
(b)EACH OF THE PARTIES HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE PARTIES (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT SUCH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.
(c)This Section 12.8 shall not apply to any dispute under Section 2.4 or Section 6.11(h) that is required to be decided by the Arbitrator.

Section 12.9Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of Buyer and Sellers’ Representative. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 12.10Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 12.11Expenses. Except as otherwise provided in this Agreement, each of Buyer, each Seller and the Company will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 12.12Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 12.13Conflicts and Privilege.
(a)Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company and its Subsidiaries) agrees that, notwithstanding any current or prior representation of the Company and its Subsidiaries by both Morrison Cohen LLP and Jaffe Raitt Heuer & Weiss, P.C., either or both firms shall be allowed to represent Sellers (and Sellers’ Representative) in any matters and disputes adverse to Buyer and/or the Company and its Subsidiaries that relate to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company and its Subsidiaries ) hereby (a) waives any claim that Buyer or the Company or any of its Subsidiaries has or may have that either or both of Morrison Cohen LLP and Jaffe Raitt Heuer & Weiss, P.C. have a conflict of interest or are otherwise prohibited from engaging in such representation and (b) agrees that, if a dispute arises with respect to the transactions contemplated by this Agreement or any other Transaction Document after the Closing between Buyer, the Company or any of the Company’s Subsidiaries, on the one hand, and any Seller (or Sellers’ Representative), on the other hand, then either or both of Morrison Cohen LLP and Jaffe Raitt Heuer & Weiss, P.C. may represent such Seller (and Sellers’ Representative) in such dispute even though the interests of one or more of such Persons may be directly adverse to Buyer, the Company or one or more of the Company’s Subsidiaries and even though Morrison Cohen LLP and Jaffe Raitt Heuer & Weiss, P.C. may have represented the Company or one or more of its Subsidiaries in a matter substantially related to such dispute or may be handling ongoing matters for Buyer, the Company or a Subsidiary of the Company. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company and its Subsidiaries), also agrees that, as to all communications between or among either or both of Morrison Cohen LLP and Jaffe Raitt Heuer & Weiss, P.C. and Sellers, Sellers’ Representative, the Company and the Company’s Subsidiaries (with respect to the Company and its Subsidiaries, solely prior to the Closing) and/or any of their respective Affiliates that (i) primarily relate to or were otherwise in anticipation of the transactions contemplated by this Agreement or any other Transaction Document, and (ii) do not include advice (other than with respect to or in anticipation of the transactions contemplated by this Agreement or any other Transaction Document) regarding the Business, operations, assets, liabilities (actual or contingent, including pending or threatened actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees and rulings) and properties of the Company and its Subsidiaries (the “Sellers’ Retained Privileged

Communications”), the attorney-client privilege and the expectation of client confidence belongs to Sellers’ and Sellers’ Representative and may be controlled by Sellers’ Representative and shall not pass to or be claimed by Buyer, the Company or any of the Company’s Subsidiaries. Notwithstanding the foregoing, if a dispute arises between Buyer, the Company or any of the Company’s Subsidiaries, on the one hand, and a third party other than (and unaffiliated with) any Seller or Sellers’ Representative, on the other hand, after the Closing, then the Company and its Subsidiaries (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Morrison Cohen LLP or Jaffe Raitt Heuer & Weiss, P.C.; provided, however, that none of Buyer, the Company or any of the Company’s Subsidiaries may waive such privilege without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, delayed or conditioned.
(b)With respect to (a) the Company; or (b) Sellers’ Representative or Sellers to the extent associated with the Business, (i) any attorney-client privilege and attorney work-product protection as a result of legal counsel representing the Company or Sellers on or prior to the Closing, (ii) all documents maintained by legal counsel as a result of representation of the Sellers or the Company on or prior to the Closing, and (iii) all documents subject to the attorney-client privilege and work-product protection described in subsection (i), shall be the property of the Company, shall be retained by the Company and shall be controlled by Buyer on behalf of the Company, in each case other than the Sellers’ Retained Privileged Communications.

Section 12.14Waiver of Right of First Refusal. Each Seller hereby waives his, her or its right of first refusal pursuant to Section 4 of the Stockholders’ Agreement with respect to the sale of Company Shares contemplated hereby and the other transaction contemplated hereby.

Section 12.15Specific Performance. Each of the Parties acknowledges and agrees that the non-breaching Party would suffer irreparable damage in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, each Party agrees that, in the event of any breach by any other Party of any covenant or obligation contained in this Agreement, (a) the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach, and (b) it will not assert, and hereby waives, in any action for specific performance, the defense of adequacy of a remedy at law. Each Party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 12.15, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement as of the date first above written.

SELLERS:

2006 Irrevocable Trust F/B/O Madison
Michaelina Marsh

By:	/s/	Stacey Marsh
	Name:	Stacey Marsh
	Title:	Trustee

2006 Irrevocable Trust F/B/O Megan Laurette
Marsh

By:	/s/	Stacey Marsh
	Name:	Stacey Marsh
	Title:	Trustee

Stacey L. Marsh Revocable Trust U/T/A Dated
January 23, 2008, As Amended

By:	/s/	Stacey L. Marsh
	Name:	Stacey L. Marsh
	Title:	Trustee

Bugaboo Too, LLC

By:	/s/	Arthur A. Weiss
	Name:	Arthur A. Weiss
	Title:	Manager

Michael E. Marsh Revocable Trust U/T/A Dated
January 23, 2008, As Amended

By:	/s/	Michael E. Marsh
	Name:	Michael E. Marsh
	Title:	Trustee

Stacey L. Marsh 2012 Spousal Access
Irrevocable Trust U/T/D December 17, 2012

By:	/s/	Arthur A. Weiss & Michael E. Marsh
	Name:	Michael E. Marsh & Arthur A. Weiss
	Title:	Co-Trustees

[Execution Version Signature Page]

NCP-Flatout, L.P.

	By:	/s/	Louis Marinaccio
		Name:	Louis Marinaccio
		Title:	Member

North Castle Partners 2007, L.P.

	By:	/s/	Louis Marinaccio
		Name:	Louis Marinaccio
		Title:	Authorized Person

/s/	Janeane Ardolino
Janeane Ardolino

/s/	Ryan Coon
Ryan Coon

For Purposes of Section 6.14 Only:

/s/	Stacey L. Marsh
Stacey L. Marsh

/s/	Michael E. Marsh
Michael E. Marsh

COMPANY:

FLATOUT HOLDINGS, INC.

	By:	/s/	Stacey L. Marsh
		Name:	Stacey L. Marsh
		Title:	President

SELLERS' REPRESENTATIVE:

NCP-FLATOUT SELLER REP LLC

	By:	/s/	Alyse Skidmore
		Name:	Alyse Skidmore
		Title:	Secretary

BUYER:

T. MARZETTI COMPANY

	By:	/s/	Douglas A. Fell
		Name:	Douglas A. Fell
		Title:	Treasurer

[Execution Version Signature Page]

List of Omitted Schedules and Exhibits
Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules and exhibits to this Stock Purchase Agreement, dated March 13, 2015, by and among T. Marzetti Company, an Ohio corporation, Flatout Holdings, Inc., a Delaware corporation, the Sellers hereto, and NCP-Flatout Seller Rep LLC, a Delaware limited liability company, have not been provided herein:
EXHIBITS

Exhibit A - Form of Escrow Agreement
Exhibit B - Working Capital Methodology
Exhibit C - Form of Release
Exhibit D - Form of Option Cancellation Agreement
Exhibit E - Form of Affidavit

SCHEDULES
Schedule I - Allocable Portion
Schedule II - Closing Bonuses
Company Disclosure Schedule
Sellers’ Disclosure Schedule
Buyer’s Disclosure Schedule

DISCLOSURE SCHEDULES

Company Disclosure Schedule
Section 1.1	Permitted Liens
Section 2.6(b)(xi)	Approvals, Authorizations and Consents
Section 3.1	Organization and Corporate Power; Authorization
Section 3.2	Noncontravention
Section 3.3(a)	Authorized and Outstanding Stock
Section 3.3(b)	Options, Warrants, Etc.
Section 3.4	Subsidiaries
Section 3.5	Financial Statements
Section 3.6	Accounts Receivable
Section 3.8	No Undisclosed Liabilities
Section 3.9	Indebtedness
Section 3.10	Bank Accounts
Section 3.12	Absence of Certain Developments
Section 3.13	Litigation
Section 3.14	Tax Matters
Section 3.15	Title to Properties; Condition of Assets; Necessary Properties
Section 3.16-(a)	Intellectual Property
Section 3.17	Certain Contracts and Arrangements
Section 3.19	Insurance Coverage
Section 3.20	Employees; Independent Contractors
Section 3.21	Benefit Plans
Section 3.24(a)	Customers
Section 3.25	Suppliers
Section 3.26	Affiliate Transactions
Section 3.27	Regulatory Matters

Section 3.28	Product Liability and Warranty
Section 3.29	Information Technology
Section 6.1	Conduct of Business of the Company and its Subsidiaries
Sellers’ Disclosure Schedule
Section 4.4	Title to Shares
Section 4.6	Litigation
Buyer’s Disclosure Schedule
None

A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.